Exhibit 10.49

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

LICENSE AGREEMENT

dated as of June 28, 2023

by and between

Pharmosa Biopharm Inc.

and

Liquidia Technologies, Inc.

Page

ARTICLE 1 Definitions1

ARTICLE 2 Licenses AND OTHER RIGHTS10

2.1 Grant of License to Company10

2.2 Grant of Sublicense by Company10

2.3 Licensor Technology Transfer11

2.4 Regulatory Technology Transfer and Existing Third Party Agreements11

2.5 Procedures for Licensor Technology Transfer11

2.6 Company Technology Transfer12

2.7 Asset Transfer Agreement12

2.8 Right of First Negotiation12

ARTICLE 3 JOINT STEERING COMMITTEE13

3.1 Formation13

3.2 Meetings13

3.3 JSC Functions and Powers13

3.4 JSC Decision Making14

ARTICLE 4 DEVELOPMENT, COMMERCIALIZATION and Manufacture OF PRODUCT14

4.1 Development14

4.2 Commercialization15

4.3 Manufacturing15

4.4 Right to Subcontract of Company16

4.5 Trademarks16

ARTICLE 5 REGULATORY MATTERS16

5.1 Regulatory Filings16

5.2 Communications with Authorities16

5.3 Licensor Support in Regulatory Matters17

5.4 Regulatory Transition Plan17

5.5 Adverse Event Reporting17

5.6 Safety Data Exchange Agreement18

5.7 Recalls18

ARTICLE 6 Financial Provisions18

6.1 Initial Fee18

6.2 Development Milestones18

i

(continued)

Page

6.3 Sales Milestones19

6.4 Royalty Payments for Product20

6.5 Compulsory License20

6.6 Third Party License Agreements and Device Agreement21

6.7 Timing of Payment21

6.8 Mode of Payment and Currency; Invoices21

6.9 Royalty Reports and Records Retention22

6.10 Legal Restrictions22

6.11 Taxes22

6.12 Audits22

ARTICLE 7 INTELLECTUAL PROPERTY MATTERS23

7.1 Certification Under Drug Price Competition and Patent Restoration Act23

7.2 Listing of Patents24

7.3 Further Assurances24

7.4 Patent Prosecution and Maintenance24

7.5 Enforcement25

7.6 Third Party Actions Claiming Infringement26

ARTICLE 8 CONFIDENTIALITY27

8.1 Confidentiality Obligations27

8.2 Use27

8.3 Required Disclosure28

8.4 Publications28

8.5 Press Releases and Disclosure28

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS29

9.1 Representations and Warranties29

9.2 Additional Representations and Warranties of Licensor29

9.3 Licensor Covenants32

ARTICLE 10 INDEMNIFICATION AND INSURANCE32

10.1 Indemnification by Company32

10.2 Indemnification by Licensor33

10.3 No Consequential Damages33

10.4 Notification of Claims; Conditions to Indemnification Obligations33

(continued)

Page

10.5 Insurance33

ARTICLE 11 TERM AND TERMINATION34

11.1 Term and Expiration34

11.2 Termination upon Material Breach34

11.3 Bankruptcy Event Termination34

11.4 Mutual Termination34

11.5 Effects of Termination35

11.6 Additional Effects of Termination for a Licensor Bankruptcy Event36

11.7 Other Remedies37

ARTICLE 12 DISPUTE RESOLUTION37

12.1 General37

12.2 Escalation to Executive Officers37

12.3 Arbitration37

12.4 Injunctive Relief39

ARTICLE 13 MISCELLANEOUS PROVISIONS39

13.1 Relationship of the Parties39

13.2 Assignment39

13.3 Performance and Exercise by Affiliates40

13.4 Competition40

13.5 Further Actions40

13.6 Accounting Procedures40

13.7 Force Majeure40

13.8 No Trademark Rights41

13.9 Entire Agreement of the Parties; Amendments41

13.10 Captions41

13.11 Governing Law41

13.12 Notices and Deliveries41

13.13 Language42

13.14 Waiver42

13.15 Severability42

13.16 No Implied License42

13.17 Interpretation42

(continued)

Page

13.18 Counterparts42

Schedules and Exhibit

Schedule 1.23 – Existing Product

Schedule 1.24 – Existing Third Party Agreements

Schedule 1.35 – Licensor Know-How

Schedule 1.36 – Licensor’s Knowledge Individuals

Schedule 1.38 – Licensor Patents

Schedule 2.3 – Licensor Technology Transfer Plan

Schedule 4.3 – Supply Agreement Key Terms

Schedule 5.4.1 – Regulatory Transition Plan

Schedule 6.9 – Form of Royalty Report

Schedule 8.5.1 – Initial Press Release

Schedule 9.2(q) – Existing Third Party Agreements Requiring Consent

Exhibit A – Form of Assignment and Assumption

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of June 28, 2023 (the “Effective Date”) by and between Pharmosa Biopharm Inc., a corporation incorporated under the laws of Taiwan having a place of business at 3F.-3, No. 66, Sanchong Road, Nangang District, Taipei City 11502, Taiwan (“Licensor”), and Liquidia Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, USA having a place of business at 419 Davis Drive, Suite 100, Morrisville, NC 27560, USA (“Company”).  Licensor and Company may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

Whereas, Licensor is a biopharmaceutical company engaged in the development of the Licensor Technology and has in development the Existing Product;

Whereas, Company is a biopharmaceutical company engaged in the development, manufacture and commercialization of pharmaceutical products and is interested in developing, manufacturing and commercializing Products, including the Existing Product; and

Whereas, Company desires to license from Licensor, and Licensor wishes to license to Company, on an exclusive basis, the right to develop, manufacture and commercialize Products (including the Existing Product) in the Field in the Territory.

Now, Therefore, in consideration of the various promises and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered Product, but only if and to the extent that such serious untoward medical occurrence is required under Laws to be reported to applicable Regulatory Authorities.
1.2	“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
1.3	“Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within [***] after the date of filing; (b) a receiver or custodian is appointed for a Party; (c) proceedings are instituted by or against a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within [***] after the date of filing; or (d) substantially all of the assets of a Party are seized or attached and not released within sixty (60) days thereafter.
1.4	“Business Days” means the days when the banks in Taiwan and the United States remain open.

1.5	“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.6	“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.
1.7	“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Person’s stock or the issuance, sale or exchange of stock of such Person) if the shareholders of such Person immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of such Person’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors.
1.8	“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee, and is designed to measure the safety and/or efficacy of a Product. Clinical Trials shall include the Existing Clinical Trial and the Planned Phase III Clinical Trial.
1.9	“Combination Product” means a Product that: (a) includes one (1) or more active ingredients in addition to treprostinil; or (b) is combined with one (1) or more products, processes, devices, pieces of equipment or components, either co-formulated or packaged together and sold as a single unit for a single price.
1.10	“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for the Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.
1.11	“Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to Commercialization of the Product by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts such Party would devote to a product at a similar stage in its product life as the Product and having profit potential and strategic value comparable to that of the Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of the Product, the strength of its proprietary position and such other factors as such Party may reasonably consider, all based on conditions then prevailing. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.
1.12	“Company Competitor” means any company that (itself or through an Affiliate) is developing or commercializing in or for the Territory a product that is, or could reasonably be expected to be a Competing Product or a product that operates through the same or a similar mechanism of action to prostacyclin or through prostacyclin pathway to the Product.
1.13	“Competing Product” means any pharmaceutical product in any dosage form, formulation, presentation or package configuration (a) which exhibits therapeutic or prophylactic activity which is similar to that exhibited by the Product for PAH, PH-ILD or any other Indication for which Company has either (i) an open IND with at least one ongoing or completed Clinical Trial that includes such Indication, or (ii) received Regulatory Approval (PAH, PH-ILD and the Indications described in (i) and (ii) being referred to herein as “Contemplated Indications”), and (b) (i) for which an application seeking Regulatory Approval has been filed or Regulatory Approval has been obtained in the Territory for the Contemplated Indications or (ii) that is being Commercialized in the Territory with off-label prescription for at least [***] or use for the Contemplated Indications. For purposes of this Agreement, the [***] Product does not constitute a Competing Product unless and until it satisfies clauses (a) and (b) above.
1.14	“Compulsory License” means a compulsory license under Licensor Technology obtained by a Third Party through the order, decree, or grant of a competent Governmental Body or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a Product in the Field in any country in the Territory. For clarity, the failure of a court to enjoin infringement as a remedy in a patent infringement proceeding shall not be deemed to be a Compulsory License. A Compulsory License shall not be deemed to be a sublicense under Section 2.2.
1.15	“Compulsory License Compensation” shall mean, for a given Product and a given country or region in the Territory, the compensation received from a licensee of the Compulsory License by Company or Licensor or any of their Affiliates or Sublicensees under a Compulsory License.
1.16	“Confidential Information” of a Party, means information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.
1.17	“Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party, or misappropriating the proprietary or trade secret information of a Third Party.
1.18	“Cover”, “Covering” or “Covered” means, with respect to Product, that the using, selling, or offering for sale of Product would, but for a license granted in this Agreement under the Licensor Patents, infringe a Valid Claim of the Licensor Patents in the country in which the activity occurs.

1.19	“Development” or “Develop” means, with respect to the Product, the performance of all pre-clinical and clinical research and development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of an NDA), manufacturing and regulatory activities that are required to obtain Regulatory Approval of Product in the Territory.
1.20	“Device Agreement” means an agreement between Company and a Third Party, whether entered into directly by Company or assigned by Licensor to Company, pursuant to which Company secures rights to use a device for the purpose of Developing, manufacturing or Commercializing a Combination Product consisting of the Product and such device under this Agreement.
1.21	“Executive Officers” means, together, the Chief Executive Officer of Company and the General Manager of Licensor or their respective designees.
1.22	“Existing Clinical Trial” means that certain Phase III Clinical Trial that is being actively conducted by Licensor as of the Effective Date for the Existing Product for PAH.
1.23	“Existing Product” means L606 Treprostinil as more fully described in Schedule 1.23.
1.24	“Existing Third Party Agreements” means the agreements set forth on Schedule 1.24.
1.25	“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.
1.26	“Field” means all Indications and uses in humans, including, without limitation, the diagnosis, treatment, management or prevention of any and all diseases.
1.27	“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Product in such country to a Third Party by Company, or any of its Affiliates or Sublicensees. For clarity, the sale of a Product pursuant to a Compulsory License shall not be deemed to be a First Commercial Sale.
1.28	“GAAP” means US generally accepted accounting principles, as such principles may be amended from time to time.
1.29	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.30	“Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition for which a MAA may be obtained. Indications include, but are not limited to, PAH and PH-ILD.

1.31	“IND” means an investigational new drug application submitted to applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction.
1.32	“Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.
1.33	“[***] Product” means Licensor’s existing pharmaceutical product that includes [***] and is formulated with Licensor Liposomal Technology.
1.34	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.
1.35	“Licensor Know-How” means all Know-How that is Controlled by Licensor or any of its Affiliates as of the Effective Date, including what is set forth on Schedule 1.35, or at any time thereafter during the Term that is necessary or useful in the Development, manufacture, use, or Commercialization of Products in the Field.
1.36	“Licensor’s Knowledge” means, with respect to a matter that is the subject of a given representation or warranty of Licensor, the actual knowledge of the executive officers of Licensor, and the vice presidents and senior directors of Licensor’s research and development department, including the individuals set forth in Schedule 1.36, after making reasonable inquiry into the relevant subject matter.
1.37	“Licensor Liposomal Technology” means Licensor’s proprietary liposomal drug delivery system and all technology related thereto.
1.38	“Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term that are necessary or useful for the research, Development, manufacture, use, or Commercialization of Products in the Field. Listed on Schedule 1.38 are all Licensor Patents existing as of the Effective Date; provided, that Licensor shall update Schedule 1.38 from time-to-time to include any new Patent Rights that come to be Controlled by Licensor or any of its Affiliates at any time during the Term on or following the Effective Date that are necessary or useful for the Development, manufacture, use, or Commercialization of Product.

1.39	“Licensor Technology” means the Licensor Patents, Licensor Liposomal Technology, and the Licensor Know-How.
1.40	“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 601, and any equivalent application submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.
1.41	“NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country in the Territory, together, in each case, with all additions, deletions or supplements thereto.
1.42	“Net Sales” means, without duplication, (i) the “net sales” with respect to the sales of the Products by Company or any of its Affiliates or Sublicensees as reported on the Parent Company’s (or any successor’s) periodic reports filed with the SEC on Form 10-Q and Form 10-K (as applicable); and (ii) for any sales of the Products that are not reported in the Parent Company’s (or any successor’s) periodic reports filed with the SEC on Form 10-Q and Form 10-K (as applicable), then the gross amounts recognized by Company or any of its Affiliates or Sublicensees, in accordance with GAAP for sales of Product to independent or unaffiliated Third Party purchasers of such Product, less those deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced or otherwise documented as a deduction in accordance with GAAP to be attributable to actual sales of such Product.

If a Product under this Agreement is sold in the form of a Combination Product, then Net Sales for such Combination Product shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Product and the other ingredient or component in the Combination Product, as reflected in their respective market prices at arms-length transactions.  In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

In the event Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by Company in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices at arms-length transactions.  If the Product or other product(s) are not sold separately, Licensor and Company shall negotiate in good faith a reasonable imputed price for the Product and other product(s) and the allocation of Net Sales with respect thereto shall be based on such imputed list price.  In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such allocation and such determination shall be final and binding upon the Parties.

In determining the Net Sales for the Combination Product and the Product in the Product Bundle, Company shall provide the individual market and sale prices of the products in the Combination Product and Product Bundle to Licensor and in the case of a Combination Product combined with nebulizer devices, a reasonably redacted copy of the agreement with the nebulizer device providers.

In the case of disagreement regarding the allocation of Net Sales for a Combination Product or Product Bundles as described in the preceding paragraphs, Company shall make applicable payments based on the lower of the Net Sales allocation proposed by the Parties pending the final resolution of the disagreement.

For clarification, sale of Product by Company or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales”.  Further, transfers or dispositions of Product: (a) in connection with patient assistance programs; (b) for charitable or promotional purposes; (c) for preclinical, clinical, regulatory or governmental purposes; (d) for use in any tests or studies reasonably necessary to comply with any Law, regulation or request by a Regulatory Authority; or (e) for use in pre-clinical studies, Clinical Trials or other Development activities, shall not, in each case of (a) through (e), be deemed sales of such Product for purposes of this definition of “Net Sales.”

Sale of Products pursuant to a Compulsory License shall not be included in any Net Sales.

1.43	“Out-of-Pocket Expenses” means expenses actually paid by a Party or its Affiliate to any Third Party.
1.44	“PAH” means pulmonary arterial hypertension.
1.45	“Parent Company” means Liquidia Corporation, a Delaware corporation.
1.46	“Patent Rights” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.
1.47	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.
1.48	“PH-ILD” means pulmonary hypertension associated with interstitial lung disease.
1.49	“Phase II Clinical Trial” means a human clinical trial for which the primary endpoint is an indication of efficacy of a therapeutic agent in patients being studied as described in 21 CFR § 312.2(b), or an equivalent human clinical trial in a country or territory in the Territory other than the United States, and that is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical trials.
1.50	“Phase III Clinical Trial” means a human clinical trial that is prospectively designed to demonstrate statistically for registration in the United States whether a therapeutic agent is safe and effective for use in humans in the Indication being investigated as described in 21 CFR § 312.2(c), or an equivalent human clinical trial in a country or territory in the Territory other than the United States.
1.51	“Planned Phase III Clinical Trial” means that certain Phase III Clinical Trial designed and planned to be conducted by Licensor as of the Effective Date (but, for clarity, for which enrollment has not yet commenced) for the Existing Product for PH-ILD. For the avoidance of doubt, the Existing Clinical Trial is not the Planned Phase III Clinical Trial.

1.52	“Price Approvals” means, in those countries in the Territory where Regulatory Authorities may approve or determine pricing and/or pricing reimbursement for pharmaceutical or biotechnology products, such pricing and/or pricing reimbursement approval or determination.
1.53	“Product” means (a) the Existing Product, and (b) any other product that includes treprostinil and is formulated with Licensor Liposomal Technology, if any. For clarity, Product includes the Existing Product.
1.54	“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, necessary for the Development, manufacture, use, storage, import, transport or Commercialization of Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval to Commercialize Product shall include Price Approval, if required in a particular country or jurisdiction.
1.55	“Regulatory Authority” means: (a) in the US, the FDA; or (b) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.
1.56	“Royalty Term” means, on a Product-by-Product and country-by-country basis in the Territory, the period from the First Commercial Sale of such Product in such country in the Territory until the latest of (a) [***] years from such First Commercial Sale of such Product in such country, (b) expiration of the last-to-expire Valid Claim within the Licensor Patents Covering the manufacture, use or sale of such Product in such country, or (c) expiry of any marketing exclusivity right for such Product in such country granted by a Regulatory Authority.
1.57	“SEC” means the U.S. Securities and Exchange Commission or any successor agent or authority thereto.
1.58	“Sublicensee” means a Person other than an Affiliate of Company to which Company (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the Licensed Rights; provided, that “Sublicensee” shall exclude distributors and Subcontractors. For clarity, the licensee of a Compulsory License shall not be deemed to be a Sublicensee.
1.59	“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
1.60	“Territory” means all of the countries, jurisdictions and territories in North America, including Canada, the United States and Mexico.
1.61	“Third Party” means any Person other than Licensor, Company or any of their respective Affiliates.
1.62	“Third Party Action” means any Action made by a Third Party against either Party that claims that a Product, or its use, Development, manufacture or Commercialization infringes or misappropriates such Third Party’s intellectual property rights.

1.63	“Third Party License Agreement” means any agreement entered into by a Party or its Affiliate with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by a Party or its Affiliate to such Third Party in connection with the grant of rights under intellectual property rights Controlled by such Third Party, which rights are necessary or useful to Develop, manufacture, have made, import, export, use or Commercialize Product under the Licensed Rights.
1.64	“United States” or “US” means the United States of America, its territories and possessions.
1.65	“USD” or “$” means the lawful currency of the United States.
1.66	“Valid Claim” means (a) a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise, or (b) a pending claim of a patent application which patent application has not been pending for more than five (5) years from the date of filing such application and which claim has not lapsed or been cancelled, withdrawn, abandoned or rejected.
1.67	Other Terms. The definition of each of the following terms is set forth in the section of this Agreement indicated below:
Defined Term	Section
“Action”	7.5.2
“Agreement”	Preamble
“Asset Transfer Agreement”	2.7
“Company”	Preamble
“Company Indemnitees”	10.2
“Company Patents”	7.4.5
“Company Tech Transfer Materials”	2.6
“Competitive Action”	13.4
“Contemplated Indications”	1.13
“Cure Period”	11.2.2
“Development Milestones”	6.2
“Development Support”	4.1.2
“Disputes”	12.1
“Effective Date”	Preamble
“Ex-Territory Rights Agreement”	2.8
“Ex-Territory Rights Terms Sheet”	2.8
“Ex-Territory Sublicensees”	2.6
“Exclusive Option”	2.8
“Existing Regulatory Documentation”	5.4.3
“Filled Ampules”	4.3
“ICC”	12.3.1
“Joint Steering Committee” or “JSC”	3.1
“Licensed Rights”	2.1
“Licensor”	Preamble
“Licensor Indemnitees”	10.1
“Licensor Technology Transfer Plan”	2.3

“Losses”	10.1
“Non-Specific Licensor Patents”	7.4.2
“Option Exercise Notice”	2.8
“Party” and “Parties”	Preamble
“Product Bundle”	1.42
“Re-Examination Action”	7.5.2
“Regulatory Support”	5.3
“Regulatory Transition Plan”	5.4.1
“Representatives”	4.1.2
“Right of First Refusal”	11.6.2
“Right of First Refusal Notice Period”	11.6.2(b)
“Rules”	12.3.1
“Sales Milestones”	6.3
“Specific Licensor Patents”	7.4.1
“Subcontractor”	4.4
“Supply Agreement”	4.3
“Supply Terms”	4.3
“Term”	11.1
“Terms Sheet Negotiation Period”	2.8
“Third Party Transaction”	2.8

ARTICLE 2
Licenses AND OTHER RIGHTS
2.1	Grant of License to Company. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company and its Affiliates (a) an exclusive (even as to Licensor), royalty-bearing right and license (with the right to sublicense, subject to the provisions of Section 2.2) under the Licensor Technology to Develop, have Developed, manufacture, have manufactured, use and Commercialize Products in the Field in the Territory, (b) a non-exclusive right and license (with the right to sublicense, subject to the provisions of Section 2.2) under the Licensor Technology to Develop and have Developed (but not seek MAA) and use (but not Commercialize) Products in the Field outside the Territory for the sole purpose of exploiting its right and license under clause (a); and (c) a non-exclusive right and license (with the right to sublicense, subject to the provisions of Section 2.2) under the Licensor Technology to manufacture or have manufactured the Products in the Field outside the Territory (other than Taiwan) (clauses (a), (b) and (c) collectively, the “Licensed Rights”). For the avoidance of doubt, any services or efforts requested by Company to be performed by Licensor with respect to the Development, manufacture and/or Commercialization of any Product developed individually by Licensor other than the Existing Product shall be subject to a separate collaboration agreement between the Parties, including such additional initial fees and milestone payments for each such Product as may be agreed by the Parties.
2.2	Grant of Sublicense by Company. Company shall have the right, in its sole discretion, to grant sublicenses, in whole or in part, through multiple tiers, under the Licensed Rights to Third Parties; provided, however, that (a) the granting by Company of a sublicense shall not relieve Company of any of its obligations hereunder; (b) Licensor’ obligations to such Third Party will be no broader than Licensor’ obligations were to Company under this Agreement prior to the grant of such a sublicense, (c) the rights granted to such Third Party under the Licensor Technology will be consistent with the rights granted to Company under Section 2.1 applicable to the scope of the sublicense granted to such Third Party, (d) Company shall provide a copy of each sublicense (and any sub-sublicense) agreement to Licensor within thirty (30) Business Days after execution of such sublicense (subject to reasonable redactions), (e) the terms of each sublicense (and any sub-sublicense) agreement shall be consistent with all applicable terms of this Agreement, and (f) Company remains primarily responsible for the actions or omissions of its Sublicensees. In no event shall Company grant a sublicense in whole of the Licensed Rights (including the entire Field and entire Territory) to any single Third Party and/or its Affiliates without the prior written consent of Licensor, such consent not to be unreasonably withheld, conditioned or delayed.
2.3	Licensor Technology Transfer. As soon as reasonably practicable after the Effective Date and subject to Section 2.5 and the Licensor technology transfer plan (“Licensor Technology Transfer Plan”) set forth in Schedule 2.3, Licensor will transfer to Company, at Licensor’s cost and expense (except as set forth in the Supply Terms), all Licensor Know-How pursuant to Section 2.5. For the avoidance of doubt, nothing in this Agreement shall be in any way interpreted that Licensor is transferring its ownership or proprietary right to Licensor Technology.
2.4	Regulatory Technology Transfer and Existing Third Party Agreements. As soon as possible following the Effective Date and subject to Section 5.4 and the Regulatory Transition Plan, Licensor shall (to the extent allowed or consented to by Law and permitted, or, if not permitted, consented to by the applicable Third Party, under the Existing Third Party Agreement, as applicable), at Licensor’s cost and expense, assign to Company (a) all applications and filings made by or on behalf of Licensor with any Regulatory Authority with respect to Product, including any IND, MAA or orphan drug designations or any other application for regulatory consultations or consideration, including sponsorship thereof, and (b) the Existing Third Party Agreements. With respect to each assignment of an Existing Third Party Agreement from Licensor to Company, each Party and, to the extent consent of the Third Party that is a party to such Existing Third Party Agreement is required under such Existing Third Party Agreement for the effectiveness of such assignment, such Third Party shall execute an Assignment and Assumption in the form attached hereto as Exhibit A. To the extent consent of the Third Party that is a party to an Existing Party Agreement is required under such Existing Third Party Agreement for the effectiveness of such assignment, Licensor shall use commercially reasonable efforts to cause such Third Party to provide its consent. Notwithstanding the foregoing, until any Existing Third Party Agreement assigned (including in the event that an Existing Third Party Agreement is unable to be assigned), Licensor shall (i) to the fullest extent possible under such Existing Third Party Agreement, assign and subcontract to Company all of Licensor’s rights and obligations arising after the Effective Date thereunder and (ii) continue to perform its obligations and exercise its rights thereunder at Company’s direction and expense to the extent of the obligations and rights that were not assigned or subcontracted to Company; provided, however, that Company may, upon written notice to Licensor, elect to cease its use of such Existing Third Party Agreement as described hereunder.
2.5	Procedures for Licensor Technology Transfer. The technology transfers set forth in Sections 2.3 and 2.4 shall occur in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Licensor Know-How for the Existing Product and regulatory documentation are preserved in all material respects in accordance with the Licensor Technology Transfer Plan. During the Term, Licensor shall provide to Company full and prompt disclosure, but in no event less frequently than semi-annually, of any Licensor Technology for the Existing Product that becomes Controlled by Licensor or any of its Affiliates after the Effective Date and that is necessary or useful to Company to conduct its activities or exercise its rights as contemplated hereunder and shall, in the case of Licensor Know-How for the Existing Product, promptly following such disclosure, transfer to Company such Licensor Know-How. Notwithstanding the foregoing, the transfer of Licensor Know-How for the manufacture of the Product will be provided to Company Secondary Sites (as such term defined in the Supply Terms) after being identified by Company.

2.6	Company Technology Transfer. During the Term and upon Licensor’s reasonable written request (but no more frequently than twice each Calendar Year), Company shall provide to Licensor copies of all technical information, data, reports and regulatory dossiers generated by or on behalf of Company during the Development and Commercialization of the Existing Product and that are necessary for Licensor to seek Regulatory Approvals for the Existing Product in the Field outside the Territory (the “Company Tech Transfer Materials”) at no cost to Licensor. Licensor shall have the right to incorporate, and sublicense such right to any Third Party to which Licensor licenses the right of development, manufacture or commercialization to such Third Party in any country outside of the Territory (“Ex-Territory Sublicensees”), any such Company Tech Transfer Materials into its regulatory filings for Regulatory Approvals for the Existing Product in the Field outside of the Territory; provided, however, that, notwithstanding any permitted assignment or transfer pursuant to Section 13.2, in no event shall the Company Tech Transfer Materials (including any rights with respect thereto) be assignable, licensable or otherwise transferable to a Third Party, including any Third Party licensee or successor-in-interest to Licensor’s business to which this Agreement relates, that is a Company Competitor in the Territory.
2.7	Asset Transfer Agreement. As of the Effective Date, Licensor and Company shall enter into that certain Asset Transfer Agreement, dated as of the Effective Date, pursuant to which Licensor shall transfer its inventory of physical materials (including Filled Ampules and Existing Product) as set forth therein (the “Asset Transfer Agreement”). The Parties acknowledge and agree that execution of the Asset Transfer Agreement by the Parties is a material condition to the Parties entering into, and the effectiveness of, this Agreement.
2.8	Right of First Negotiation. In the event that (a) Licensor or any Ex-Territory Sublicensee incorporates any Company Tech Transfer Materials into any regulatory filing related to a Product in the Field outside of the Territory pursuant to Section 2.6 and (b) Licensor wishes to sell or license its rights with respect to such Product in the Field in any jurisdiction outside of the Territory (provided that, for the avoidance doubt, Licensor shall not be permitted to sell, license, assign or otherwise transfer any of its rights with respect to Company Tech Transfer Materials unless otherwise permitted under this Agreement), Licensor shall, and hereby does, grant to Company and its Affiliates an exclusive and sole right of first option (the “Exclusive Option”), at Company’s election, to acquire or license such rights in such jurisdiction upon such terms as may be mutually agreed upon by the Parties in writing (the “Ex-Territory Rights Agreement”). Licensor shall promptly notify Company in writing of the occurrence of the events in clauses (a) and (b) triggering the Exclusive Option and Company shall have a period of [***] following such notice to provide Licensor with written notice identifying Company’s desire to exercise the Exclusive Option with a proposal of the terms to acquire or license such rights (the “Option Exercise Notice”). For a period of [***] thereafter (the “Terms Sheet Negotiation Period”), the Parties shall negotiate the terms sheet for the Ex-Territory Rights Agreement in good faith (the “Ex-Territory Rights Terms Sheet”). Upon execution of the Ex-Territory Rights Terms Sheet, the Parties shall negotiate in good faith the Ex-Territory Rights Agreement. In the event (i) Company fails to provide the Option Exercise Notice prior to the foregoing [***] period, (ii) the Parties are unable to execute the Ex-Territory Rights Terms Sheet within the Terms Sheet Negotiation Period, or (iii) the Parties fail to enter into and execute the Ex-Territory Rights Agreement within the later of (x) [***] following the execution of the Ex-Territory Rights Terms Sheet and (y) [***] following Company’s delivery of the Option Exercise Notice, Licensor shall be free to solicit and negotiate a transaction with one (1) or more Third Parties (a “Third Party Transaction”); provided, however, that Licensor shall not enter into a Third Party Transaction on terms and conditions that, in the aggregate, are less favorable to Licensor than the terms last proposed by Company without first bringing such terms to Company. Company shall have a period of [***] to notify Licensor if it will match such terms and provide Licensor written notice exercising such right. Following Licensor’s receipt of such written notice, the Parties will negotiate for a period of up to [***] (or such longer period as may be mutually agreed upon by the Parties) to execute an Ex-Territory Rights Agreement containing such terms.
ARTICLE 3
JOINT STEERING COMMITTEE
3.1	Formation. Within [***] calendar days following the Effective Date, the Parties will form a Joint Steering Committee comprised of up to [***] representatives of each of the Parties (the “Joint Steering Committee” or “JSC”). Each Party shall appoint its respective representatives to the JSC from time to time and may substitute one (1) or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change. One (1) representative of Company at the JSC will be selected to act as the chairperson of the JSC.
3.2	Meetings. The JSC will meet in the first month of each calendar quarter or such other time as the JSC may agree. Company may also schedule a meeting of the JSC on an ad hoc basis at any time upon two (2) weeks’ notice to the other Party. Meetings of the JSC may be conducted by videoconference, teleconference or in person, as agreed by the Parties. The JSC will agree upon the time and location of the meetings. The chairperson, or his or her designee, will circulate an agenda for each meeting approximately one (1) week before the date scheduled for the meeting, and will include all matters requested to be included on such agenda by either Party. The chairperson, or his or her designee, will take complete and accurate minutes of all discussions occurring at the JSC meetings and all matters decided upon at the meetings, except those matters reflecting legal advice of counsel will not be included in such minutes. A copy of the draft minutes of each meeting will be provided to each Party by the chairperson, or his or her designee, after each meeting, and such minutes will be reviewed by the JSC members, any needed changes discussed and final minutes agreed to and provided to each Party within thirty (30) days after each meeting unless otherwise agreed. A reasonable number of additional representatives of a Party may attend meetings of the JSC in a non-voting capacity. Each Party is responsible for their travel costs and expenses associated with attending meetings.
3.3	JSC Functions and Powers. The responsibilities of the JSC will be as follows:
(a)encouraging and facilitating communication between the Parties with respect to the Development and Commercialization of the Product;
(b)coordinating and reviewing regulatory activities in the Territory;
(c)monitoring the progress of the Development and Commercialization of the Product in the Territory;
(d)coordinating and reviewing Company’s Commercialization activities in the Territory;
(e)coordinating and reviewing the establishment of a redundant supply chain for Products in alternative geographic locations;
(f)coordinating the transfer of vendor relationships to Company as contemplated by this Agreement;
(g)reviewing and addressing Disputes related to breach of this Agreement;

(h)establishing subcommittees on an as-needed basis, overseeing the activities of all such subcommittees and attempting to resolve disputes or disagreements arising in all such subcommittees; and
(i)carrying out the other duties and responsibilities described for it in this Agreement.

The JSC may form sub-committees for execution of its responsibilities which shall be comprised of representatives appointed by the Parties. The sub-committees shall meet at such times and on such schedule as may be established by such sub-committees.

3.4	JSC Decision Making. The JSC is intended to serve primarily as an advisory body and to serve as a forum for the Parties to discuss matters relating to this Agreement and to provide a convenient mechanism for implementation of any review and/or approval rights granted to a Party under this Agreement. However, to the extent that the JSC is entitled to make decisions on a matter, all such decisions of the JSC will be made by unanimous vote, with each Party having one (1) vote. In the event there is a tie that cannot be resolved through good faith negotiations between the Parties’ representatives in the JSC, Company shall have the final decision-making authority except in the case of a disagreement related to Section 3.3(e) or 3.3(g) in which case the Dispute shall be handled in accordance with the terms set forth in Article 12. Notwithstanding the foregoing and for the avoidance of doubt, the JSC shall not have any authority other than that expressly set forth in Section 3.3 and notwithstanding Section 3.3, specifically, shall have no authority (a) to amend or interpret this Agreement or to waive any Party’s rights or interest, (b) to determine whether or not Company or Licensor has met its diligence or other obligations under this Agreement, (c) to determine whether or not a breach of this Agreement has occurred, or (d) to increase or expand any Party’s liability or responsibility beyond that is expressly set forth in this Agreement without such Party’s express written consent.
ARTICLE 4
DEVELOPMENT, COMMERCIALIZATION and Manufacture OF PRODUCT
4.1	Development.
4.1.1	General. Subject to Section 4.1.3, Company shall have the exclusive right, and sole responsibility and decision-making authority, at Company’s cost and expense, to Develop Products and to conduct (either itself or through its Affiliates, agents, Subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Company believes appropriate to obtain Regulatory Approval for Product in the Field in the Territory.
4.1.2	Licensor Support. Licensor shall make its employees, consultants, contractors, advisors and agents (“Representatives”) that are knowledgeable regarding the Licensor Technology and Product (including the properties and functions thereof), available to Company for scientific and technical explanations, advice, on-site support (limited to once a year and one (1) week for each on-site support) and meetings with Regulatory Authorities that may reasonably be required by Company (provided Company shall consider in good faith Licensor’s requests regarding when such meetings are scheduled) relating to the Development of Existing Product (the “Development Support”). The Development Support shall be provided by Licensor free-of-charge during the Term except for reasonable Out-of-Pocket Expenses.
4.1.3	Conduct of Existing Clinical Trial. Until the date of transfer of sponsorship and control of the Existing Clinical Trial to Company pursuant to the Regulatory Transition Plan in accordance with Section 5.4, Licensor shall have the exclusive right and obligation to conduct the Existing Clinical Trial at Company’s cost. On and after the date of transfer sponsorship and control of the Existing Clinical Trial to Company pursuant to the Regulatory Transition Plan in accordance with Section 5.4, as between the Parties, Company shall have the exclusive right to conduct the Existing Clinical Trial. Notwithstanding the foregoing, following the transfer of sponsorship of the Existing Clinical Trial, the Parties may agree in writing (which may be set forth in the Regulatory Transition Plan) for Licensor to continue to conduct certain activities related to the Existing Clinical Trial on behalf of Company (as sponsor) at reasonable charges agreed by Company and Licensor in writing in advance, in which event Licensor shall conduct such activities in accordance with such agreement and direction of Company and strictly in accordance with the Regulatory Transition Plan (as may be amended in writing by the Parties). Licensor shall not, at any time on or following the Effective Date, without Company’s prior written consent, (i) terminate or amend the protocol of the Existing Clinical Trial, (ii) modify or amend any agreements with any Third Parties related to the Existing Clinical Trial or (iii) add or terminate any clinical sites related to the Existing Clinical Trial.
4.2	Commercialization.
4.2.1	Generally. Company shall have the exclusive right, and sole responsibility and decision-making authority, to Commercialize Product in the Field in the Territory itself or through one (1) or more Affiliates or Sublicensees or other Third Parties selected by Company and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of the Product in the Field in the Territory. The Parties shall schedule a meeting reasonably in advance of each Product launch and once each year thereafter pursuant to which Company shall provide Licensor with a high-level summary of its commercial strategy and execution related to the Commercialization of such Product in the Field in the Territory; provided, however, that for the avoidance of doubt, Company shall have the exclusive right to determine, in its sole discretion, the launch and commercial strategy for each Product in the Field in the Territory.
4.2.2	Diligence. Subject to Licensor’s fulfillment of its obligations under this Agreement, including, without limitation, supply of Filled Ampules pursuant to the Supply Agreement, Company shall use Commercially Reasonable Efforts to Develop and Commercialize at least one (1) Product in the Field in the United States; provided, that such Commercialization and Development diligence obligation shall be expressly conditioned upon the continuing absence of any adverse condition or event (including an Adverse Event) relating to the safety or efficacy of Product, legal impediments, or Third Party intellectual property rights, and Company’s Development and Commercialization diligence obligation shall be delayed or suspended so long as, in Company’s reasonable opinion, any such condition or event exists and Company shall notify Licensor promptly in writing of such delay or suspension. Activities by Company’s Affiliates and Sublicensees will be considered as Company’s activities under this Agreement for purposes of determining whether Company has complied with its obligation under this Section 4.2.2 to use Commercially Reasonable Efforts. For clarity, Company shall have no obligation to Commercialize Product in any particular country or countries in addition to the United States.
4.3	Manufacturing. As soon as possible after the Effective Date, the Parties shall negotiate in good faith and enter into that certain supply agreement pursuant to which Licensor shall have the right to supply to Company ampules filled with drug product (“Filled Ampules”) on the terms and conditions set forth therein (the “Supply Agreement”). The Supply Agreement shall include at least the terms set forth in Schedule 4.3 (the “Supply Terms”).
4.4	Right to Subcontract of Company. Company may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the Licensed Rights) by subcontracting the exercise or performance of any portion of such rights and obligations on Company’s behalf to a Third Party that has entered into a subcontract agreement to provide services to Company for the purpose of fulfilling Company’s obligations hereunder (a “Subcontractor”); provided that (i) any subcontract granted or entered into by Company as contemplated by this Section 4.4 of the exercise or performance of any portion of the rights or obligations that Company may have under this Agreement shall not relieve Company from any of its obligations under this Agreement, (ii) the terms of each subcontract agreement shall be consistent with all applicable terms of this Agreement and (iii) Company shall remain primarily responsible for the actions or omissions of its Subcontractors. In no event shall Company subcontract all of its obligations under this Agreement to a single Third Party and/or its Affiliates, other than in connection with a sublicense as permitted pursuant to Section 2.2, without the prior written consent of Licensor, such consent not to be unreasonably withheld, conditioned or delayed.
4.5	Trademarks. As between Licensor and Company, Company shall have the sole authority to select trademarks for the Product and shall own all such trademarks.
ARTICLE 5
REGULATORY MATTERS
5.1	Regulatory Filings. Subject to Section 5.4, as between Company and Licensor, Company shall make, own and maintain all regulatory filings and Regulatory Approvals for the Product in the Territory and the regulatory filings and Regulatory Approvals for the Clinical Trials for the Product conducted outside the Territory, including all INDs and MAAs at its cost after the Effective Date. Company shall provide a copy of (a) any substantive written communications, notices, or other materials received from any Regulatory Authorities regarding any of the foregoing regulatory filings for Regulatory Approvals and Regulatory Approvals, (b) any substantive written communications with any Regulatory Authority regarding any of the foregoing regulatory filings for Regulatory Approvals, and (c) any proposed significant written communications with any Regulatory Authority regarding any of the foregoing regulatory filings for Regulatory Approval reasonably in advance of submission and, with respect to clause (c), shall consider all of Licensor’s comments thereto in good faith.
5.2	Communications with Authorities. Subject to Section 5.4, Company (or one of its Affiliates or Sublicensees) shall be responsible, and act as the sole point of contact, for communications with all Regulatory Authorities in the Territory in connection with the Development, Commercialization, and manufacturing of Product. Following the Effective Date but subject to Section 5.4, Licensor shall not initiate, with respect to Product, any meetings or contact with any Regulatory Authorities in the Territory without Company’s prior written consent. To the extent Licensor receives any written or oral communication from any Regulatory Authority in the Territory relating to Product, Licensor shall (a) refer such Regulatory Authority to Company, and (b) as soon as reasonably practicable (but in any event within twenty-four (24) hours), notify Company and provide Company with a copy of any written communication received by Licensor or, if applicable, complete and accurate minutes of such oral communication. At the request of Company, Licensor shall make available to Company, free of charge, a qualified representative who shall, together with the representatives of Company, participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating to the Licensor Technology.
5.3	Licensor Support in Regulatory Matters. Licensor shall make its Representatives that are knowledgeable regarding the Licensor Technology or Product available to Company upon Company’s request for regulatory explanations, advice and on-site support, that may reasonably be required by Company relating regulatory matters (including preparation and filing for any INDs and MAAs and obtaining and maintaining Marketing Authorizations) for the Existing Product (the “Regulatory Support”). The Regulatory Support shall be provided by Licensor free-of-charge during the Term.
5.4	Regulatory Transition Plan.
5.4.1	Licensor shall transfer the regulatory, clinical and operational responsibilities of the Existing Clinical Trial in accordance with the regulatory transition plan set forth in Schedule 5.4.1 with respect to the Existing Product (the “Regulatory Transition Plan”), which outlines the Parties’ responsibilities with respect to the Existing Clinical Trial. The Regulatory Transition Plan may be amended by the mutual written agreement of the Parties. Each Party shall conduct its responsibilities in accordance with the Regulatory Transition Plan and shall use best efforts to achieve the timelines set forth therein.
5.4.2	Notwithstanding Section 5.2, until the transfer of sponsorship and control of the Existing Clinical Trial to Company pursuant to the Regulatory Transition Plan, Licensor shall be responsible for any communications and interactions with Regulatory Authorities with respect to the Existing Clinical Trial in accordance with Section 5.2. Notwithstanding the foregoing, Licensor shall provide a copy of (a) any communications, notices, or other materials received from any Regulatory Authorities with respect to the Existing Clinical Trial, (b) any interim or final data or results from the Existing Clinical Trial, and (c) any proposed communications with, or submissions to, any Regulatory Authority reasonably in advance of submission and, with respect to clause (c), shall incorporate all of Company’s comments thereto in good faith (provided incorporation of such comments does not, upon the advice of Licensor’s outside counsel, violate Law).
5.4.3	Prior to the transfer of all regulatory documentation for the Existing Clinical Trial held or filed by or on behalf of Licensor or its Affiliates prior to the Effective Date in accordance with the Regulatory Transition Plan (the “Existing Regulatory Documentation”), Licensor (or its designee) shall file, maintain, and hold title to such Existing Regulatory Documentation. Licensor shall not assign, license, or grant any right of reference or use to the Existing Regulatory Documentation except as expressly set forth in the Regulatory Transition Plan.
5.5	Adverse Event Reporting. The Parties agree to comply with any and all Laws that are applicable as of the Effective Date and thereafter during the Term in connection with Product safety data collection and reporting. If Licensor has or receives any information regarding any Adverse Event which may be related to the use of Product, then Licensor shall provide Company with all such information in English within such reasonable timelines which enable Company to comply with all Laws and relevant regulations and requirements. Company shall report to Licensor any Adverse Event culminating in death or permanent disability of a patient or subject who is administered Product. The information exchanged between the Parties pursuant to this Section 5.5 shall be transmitted by e-mail or overnight courier to the following address:

Transmission to Licensor:

Weishu Lu

Pharmosa Biopharm Inc.

3F.-3, No.66, Sanchong Rd., Nangang Dist., Taipei City 11502, Taiwan

Tel: + 886-2-2782-7561#121

Fax: +886-2-2782-9013

Mobile: +886-958940912

Weishu.lu@pharmosa.com.tw

Transmission to Company:

Jennifer Weidman

Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, NC 27560

USA

Telephone: 919-704-5916

E-mail: jennifer.weidman@liquidia.com

5.6	Safety Data Exchange Agreement. Without limitation of Section 5.5, the Parties shall, as soon as practical following the Effective Date, negotiate in good faith and enter into a safety data exchange agreement, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions or other adverse events (including Adverse Events) sufficient to permit each Party to comply with its regulatory and other legal obligations within applicable timeframes.
5.7	Recalls. Company shall have the sole right to determine whether and how to implement a recall or other market withdrawal of any Product in the Territory. Company shall, to the extent allowed by Law and reasonably practicable, provide written notice to Licensor of any such recall or market withdrawal and consider Licensor’s comments in good faith, provided, however, that in no event shall Company be obligated to delay any such recall or market withdrawal. Licensor shall take all actions requested by Company in connection with such recall or other market withdrawal.
ARTICLE 6
Financial Provisions
6.1	Initial Fee. Company shall pay, or cause to be paid, to Licensor a non-refundable and non- creditable fee of [***] within [***] days following Company’s receipt of an invoice from Licensor following the Effective Date.
6.2	Development Milestones. Company shall pay, or cause to be paid, to Licensor the following one-time (except with respect to the last event in the table below), non-refundable, non-creditable milestone payments with respect to the first achievement of the milestone events described in the table below (the “Development Milestones”). Company shall notify Licensor in writing of the achievement of any such Development Milestone within ten (10) Business Days and Licensor shall issue Company an invoice for the amount of the corresponding milestone payment, which invoice Company shall pay within [***] days following Company’s receipt of such invoice.
Development Milestone	Milestone Payment USD
Enrollment of [***] patients in the Planned Phase III Clinical Trial	[***]

Filing of an NDA with the FDA for the Existing Product	[***]
Approval by the FDA of an NDA for the Existing Product for PAH	[***]
Approval by the FDA of an NDA for the Existing Product for PH-ILD	[***]
Approval by the FDA of an NDA for the Existing Product for each additional Indication (other than PAH and PH-ILD)*	[***]
Approval by the FDA of an NDA for any additional Product*	[***]

With respect to each Development Milestone, the corresponding milestone payments to be made under this Agreement shall be due and payable only once (except with respect to the Development Milestones marked with an asterisk).

For purposes of the Development Milestones, an additional Product entitled to [***] in the foregoing table shall mean a Product with new dosage form, new formulation, new combination and the next generation version of Existing Product.  Notwithstanding the foregoing, such Development Milestone payment shall not apply to the Existing Product in the following instances:  (a) a different dosage amount; (b) different batch size; or (c) a manufacturing change to the Existing Product in consideration of supply issues (e.g., a change in liposomes used to manufacture the Existing Product due to insufficient supply of the existing liposomes or for cost reasons).

6.3	Sales Milestones. Company shall pay Licensor the following one-time, non-refundable, non-creditable amounts for the first achievement of the following sales event milestone events (the “Sales Milestones”).
Sales Milestones	Milestone Payment USD
The first Calendar Year in which annual Net Sales of the Products in the Territory exceed [***]	[***]
The first Calendar Year in which annual Net Sales of the Products in the Territory exceed [***]	[***]
The first Calendar Year in which annual Net Sales of the Products in the Territory exceed [***]	[***]
The first Calendar Year in which annual Net Sales of the Products in the Territory exceed [***]	[***]

Company shall deliver written notice to Licensor within sixty (60) days following the end of the Calendar Year in which a Sales Milestone occurs and Licensor shall issue Company an invoice for the amount of the corresponding Sales Milestone payment, which invoice Company shall pay within [***] following receipt of such invoice.

For the avoidance of doubt, each aforementioned Sales Milestone payment shall be made only once and only with respect to Net Sales of the Products.

The achievement of a higher Sales Milestone shall trigger the payment of a lower Sales Milestone in addition to the payment of the Milestone Payment for such higher Sales Milestone in the event such lower Sales Milestone had not been triggered prior to achievement of the higher Sales Milestone.

For the avoidance of doubt, the total maximum Sales Milestones payable under this Section 6.3 shall not exceed [***].

6.4	Royalty Payments for Product.
6.4.1	Royalty Rate. During the Royalty Term, Company shall pay to Licensor a royalty on aggregate annual Net Sales of Products in the Territory for each Calendar Year at the percentage rates set forth below (subject to Sections 6.5 and 6.6 below):
Annual Net Sales of Products per Calendar Year (in USD) in the Territory	Incremental Royalty Rate
For Net Sales of Products from [***] up to and including [***]	[***]
For that portion of Net Sales of Products that is greater than [***]	[***]

By way of illustration, assume in a Calendar Year, during the Royalty Term, that (i) aggregate annual Net Sales of Products in USD total [***] and (ii) no adjustments or deductions to payments under this Article 6 apply.  The total royalties due and payable by Company to Licensor for such Net Sales would be [***], calculated as follows:

[***] x [***] = [***]

[***] x [***] = [***]

Total Royalty = [***]

6.4.2	Net Sales Subject to Royalty Payments and Sales Milestones. For purposes of determining whether a royalty threshold or a Sales Milestone has been attained, only Net Sales that are subject to a royalty payment shall be included in the total amount of Net Sales and any Net Sales that are not subject to a royalty payment shall be excluded. In addition, in no event shall the manufacture of a Product give rise to a royalty obligation. For clarity, Company’s obligation to pay royalties to Licensor under this Article 6 is imposed only once with respect to the same unit of Product regardless of the number of Licensor Patents pertaining thereto.
6.5	Compulsory License. In the event that Licensor or Company receives a request for a Compulsory License in the Territory, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License in any country in the Territory, then Licensor or Company (whoever has first notice) shall promptly notify the other Party. Thereafter, as of the date the Third Party commences the First Commercial Sale of the Product under such Compulsory License in such country, the royalty rate payable under Section 6.4.1 to Licensor for Net Sales in such country will be adjusted to equal any lower royalty rate granted to such Third Party for such country with respect to the sales of such Product therein. In addition, should Company grant a sublicense to a Third Party in any country of the Territory to avoid the imposition of such a Compulsory License in good faith after consultation with Licensor, the royalty rate payable under Section 6.4.1 to Licensor for Net Sales in such country shall also be adjusted to match any lower royalty rate payable by such Sublicensee for such country under such sublicense. Notwithstanding the foregoing, the Compulsory License Compensation shall be shared equally between the Licensor and Company.

6.6	Third Party License Agreements and Device Agreement. In the event that, to avoid infringement of the Third Party’s intellectual property rights by either (a) use of the Licensor Technology under the Licensed Rights or (b) Developing, manufacturing or Commercializing the Existing Product, it is reasonably necessary for Company to make payments to a Third Party with respect to a license under such Third Party’s intellectual property rights, to develop, manufacture, use, or sell a Product in the Field in the Territory, Company will be entitled to deduct an amount equal to [***] of any such amounts due to such Third Party for such license from any amounts payable to Licensor under Section 6.4. The Parties further agree that Company is entitled to deduct an amount equal to [***] of any amounts (other than amounts due for actual manufacture and supply of a device) due under the Device Agreement from any amounts payable to Licensor under Section 6.4. In no event shall the amount otherwise due to Licensor be less than [***] of the amount that would be payable to Licensor absent the deductions pursuant to this Section 6.6. Notwithstanding the foregoing, Company shall be entitled to carry forward to future Calendar Quarters any amounts that Company would, but for the [***] payment floor in the preceding sentence, be permitted to deduct under this Section 6.6 from amounts payable to Licensor under Section 6.4.
6.7	Timing of Payment. Royalties payable under Section 6.4.1 shall be payable on actual Net Sales and shall accrue when such amounts are received and recognized as revenue by Company in accordance with GAAP. Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis in accordance with Section 6.9.
6.8	Mode of Payment and Currency; Invoices.
6.8.1	Currency. All payments to Licensor hereunder shall be made by deposit of USD in the requisite amount to such bank account as Licensor may from time to time designate by written notice to Company. With respect to sales not denominated in USD, Company shall convert applicable sales in foreign currency into USD by using the then current and reasonable standard exchange rate methodology applied to its external reporting. Based on the resulting sales in USD, the then applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.
6.8.2	Invoices. Licensor shall address its invoices to:

Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, North Carolina

USA

Attn: Accounts Payable

E-mail: ap_invoices@liquidia.com

With a copy to:

Liquidia Technologies, Inc.
419 Davis Drive, Suite 100
Morrisville, NC 27560
USA
Attn: Legal Department

E-mail: legal@liquidia.com

6.9	Royalty Reports and Records Retention. Within [***] days after the end of each Calendar Quarter during which Product has been sold, Company shall deliver to Licensor a written royalty report in the form attached hereto as Schedule 6.9. Such report shall be deemed “Confidential Information” of Company subject to the obligations of Article 8 of this Agreement. For two (2) years (unless Company’s, or any of its relevant Affiliate’s, internal company procedures require a shorter period) after each sale of Product occurs, Company shall, and shall ensure that its Affiliates and Sublicensees, keep complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.
6.10	Legal Restrictions. If at any time legal restrictions prevent the remittance by Company of all or any part of royalties due on Net Sales in any country, Company shall have the right and option to make such payment either by depositing the amount thereof in local currency to an account in the name of Licensor in a bank or other depository selected by Licensor in such country.
6.11	Taxes.
6.11.1	Withholding Tax. Licensor shall be responsible for the payment of any and all Taxes levied on account of the royalties and other payments paid to Licensor by Company or its Affiliates or Sublicensees under this Agreement. If Law requires that Taxes be deducted and withheld from royalties or other payments paid under this Agreement, Company shall (a) deduct those Taxes and interests and penalties assessed thereon from the payment or from any other payment owed by Company hereunder; (b) pay the Taxes to the proper Governmental Body; (c) send evidence of the obligation together with proof of Tax payment to Licensor within thirty (30) days following such payment; (d) remit the net amount, after deductions or withholding made under this Section 6.11.1; and (e) cooperate with Licensor in any way reasonably requested by Licensor, to obtain available reductions, credits or refunds of such Taxes; provided, however, that Licensor shall reimburse Company for Company’s Out-of-Pocket Expenses incurred in providing such assistance.
6.11.2	Value Added Tax. It is understood and agreed between the Parties that any payments made by Company under this Agreement are exclusive of any value added or similar Tax imposed upon such payment and that Company shall be responsible for the payment of any and all value added Taxes levied on account of any payments paid to Licensor by Company. Company is entitled to receive a proper tax invoice where any value added Tax amount is shown separately. The foregoing notwithstanding, if (a) Licensor or its Affiliates redomiciles to a new jurisdiction that is outside of its current residence and therefore becomes subject to new value added Tax obligations, or (b) Licensor assigns any rights or obligations under this Agreement to a Person that is domiciled in or redomiciles to a new jurisdiction outside its residence and therefore new value added Tax obligations apply, or (c) Licensor, its Affiliates or such assignee thereof otherwise becomes subject to value added Tax obligations in a jurisdiction outside its residence or new value added Tax obligations in its residence, whether through a change in Law or otherwise, then such Licensor (or its Affiliate or assignee) that has re-domiciled or become subject to value added Tax obligations as described in clauses (a) through (c) shall be responsible for any such new value added Tax obligations in accordance with Law and cooperate with Company, where appropriate and relevant.
6.12	Audits.

6.12.1	Audits Generally. During the Royalty Term and for [***] Calendar Years thereafter, and not more than once in each Calendar Year unless Licensor has reasonable grounds and evidence to suspect a material inaccuracy in the amount of royalty payments reported and paid by Company hereunder for any period subject to (but that has not already been) audit hereunder, Company shall permit, and shall cause its Affiliates or Sublicensees to permit, an independent certified public accounting firm of internationally recognized standing selected by Licensor, and reasonably acceptable to Company or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Company and its Affiliates or Sublicensees to verify the accuracy of the royalty reports and payments under this Article 6. Such review may cover the records for sales made in any Calendar Year ending not more than two (2) years prior to the date of such request (unless Company’s, or any of its relevant Affiliate’s, internal company procedures require a shorter period); provided, however, that Licensor shall not be permitted to review any period (or portion thereof) more than once. The accounting firm shall disclose to Licensor and Company only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Licensor.
6.12.2	Audit-Based Reconciliation. If such accounting firm concludes that additional royalties were owed during such period, and Company agrees with such calculation, Company shall pay the additional undisputed royalties within thirty (30) days after the date Licensor delivers to Company such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or, at Company’s request, shall be reimbursed to Company within thirty (30) days after the date of receipt of the foregoing report. If Company disagrees with such calculation, it may retain its own independent certified public accounting firm of recognized standing and reasonably acceptable to Licensor, to conduct a review, and if such firm concurs with the other accounting firm, Company shall make the required payment within thirty (30) days after the date Company receives the report of its accounting firm. If Company’s accounting firm does not concur, Company and Licensor shall meet and negotiate in good faith a resolution of the discrepancies between the two firms. Licensor shall pay for the cost of any audit, unless Company has underpaid Licensor by the greater of (a) [***] or more or (b) [***], in which case Company shall pay for the costs of audit.
6.12.3	Audit Confidentiality. Each Party shall treat all information that it receives under this Section 6.12 in accordance with the confidentiality provisions of Article 8 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement.
ARTICLE 7
INTELLECTUAL PROPERTY MATTERS
7.1	Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) or 21 U.S.C. Section 355(j)(2)(A) (or any amendments or successor statutes thereto) claiming that any Licensor Patents Covering Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product by a Third Party.

7.2	Listing of Patents. Notwithstanding any Licensor Patent prosecution rights of Licensor under this Agreement, Company shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country in the Territory.
7.3	Further Assurances. Licensor shall require all of its employees, and use its commercially reasonable efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Licensor any Licensor Technology.
7.4	Patent Prosecution and Maintenance.
7.4.1	Specific Licensor Patents. With respect to Licensor Patents that recite at least one claim that (a) encompasses any Product or (b) encompasses any composition of matter covering a Product and explicitly recites treprostinil as the explicit and sole active pharmaceutical ingredient, in the Territory (“Specific Licensor Patents”), including the Licensor Patents identified as such in Schedule 1.38 (as may be updated by Company from time to time), Company shall have the first right, and the obligation, to file, prosecute (including initiating or defending any reexamination and reissue proceedings) and maintain, using counsel of Company’s choosing, such Specific Licensor Patents in Licensor’s name in the Territory. Company shall bear all costs and expenses of filing, prosecuting and maintaining Specific Licensor Patents in the Territory. Company shall keep Licensor informed of the status of the filing and prosecution of Specific Licensor Patents by promptly forwarding to Licensor copies of all official correspondence (including, but not limited to, applications, office actions, and responses) relating thereto. Licensor shall have the right, and Company shall provide Licensor a reasonable opportunity, to comment on and advise Company as to the conduct of such filing, prosecution and maintenance of Specific Licensor Patents, provided, however, that Company shall have the final decision-making right for all matters associated with such filing, prosecution and maintenance. At Company’s request, Licensor will provide Company with reasonable free-of-charge assistance in prosecuting Specific Licensor Patents to the extent possible, including providing such data in Licensor’s Control that is, in Company’s reasonable judgment, needed to support the prosecution of a Specific Licensor Patent.
7.4.2	Non-Specific Licensor Patents. Subject to Section 7.4.1, with respect to all Licensor Patents in the Territory other than Specific Licensor Patents (“Non-Specific Licensor Patents”) as listed in Schedule 1.38 (as may be updated from time to time by Company), Licensor shall have the first right, and the obligation, to file, prosecute (including initiating or defending any reexamination and reissue proceedings) and maintain, using counsel of Licensor’s choosing, such Non-Specific Licensor Patents in Licensor’s name. Licensor shall bear all costs and expenses of filing, prosecuting and maintaining Non-Specific Licensor Patents. Licensor shall keep Company informed of the status of the filing and prosecution of Non-Specific Licensor Patents by promptly forwarding to Company copies of all official material correspondence (including, but not limited to, applications, office actions, and responses) relating thereto. Company shall have the right, and Licensor shall provide Company a reasonable opportunity, to comment on and advise Licensor as to the conduct of such filing, prosecution and maintenance of Non-Specific Licensor Patents, provided, however, that Licensor shall have the final decision-making right for all matters associated with such filing, prosecution and maintenance. Notwithstanding the foregoing of this Section 7.4.2, in the event that Licensor or Company wishes to file any continuation or divisional with respect to any Non-Specific Licensor Patent that claims treprostinil as the explicit and sole active pharmaceutical ingredient, then the prosecution and maintenance of any such continuation or divisional shall be governed by Section 7.4.1.
7.4.3	Election Not to File and Prosecute Licensor Patents. If either Party elects not to file or to continue to prosecute or maintain a Licensor Patent in the Territory where it is permitted to do so pursuant to Sections 7.4.1 and 7.4.2 above, as applicable, or fails to do so after receipt of notice from the other Party, then it shall notify the other Party in writing at least ninety (90) days before any deadline applicable to the filing, prosecution or maintenance of such Licensor Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensor Patent in such country or possession. In such case, the other Party shall have the right to pursue the filing or support the continued prosecution or maintenance of such Licensor Patent. If Licensor fails to continue prosecution or maintenance of any of the Non-Specific Licensor Patents in the Territory, then such abandoned Licensor Patents shall not extend the Royalty Term (i.e., no royalty payments shall be due under this Agreement on account of such abandoned Licensor Patents). If Company fails to continue prosecution or maintenance of any of the Specific Licensor Patents in the Territory, then the Product shall be deemed to be Covered under a Valid Claim for the purposes of the Royalty Term, unless and until Licensor fails to continue such prosecution or maintenance.
7.4.4	Patent Term Extension. Notwithstanding any Licensor Patent prosecution rights of Licensor under this Agreement, Company shall be responsible, in Licensor’s name, for obtaining patent term extensions or supplemental protection certificates or comparable extensions in any other country in the Territory, wherever available for Specific Licensor Patents in the Territory. Licensor shall provide Company with all relevant information, documentation and assistance in this respect as may reasonably be requested by Company. Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for Specific Licensor Patents are obtained wherever legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, Company shall have the right to make such elections, and Licensor shall abide by all such elections.
7.4.5	Company Patents. Company shall own any Know-How and Patent Rights developed by Company or any of its Affiliates or a Third Party on behalf of Company and shall have the right, but not the obligation, to file, prosecute and maintain any such Patent Rights (collectively, “Company Patents”). Company shall bear all costs and expenses of filing, prosecuting and maintaining Company Patents and Licensor shall have no right, title or interest in or to Company Patents.
7.5	Enforcement.
7.5.1	Notice.
(a)	If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a Third Party with respect to any Licensor Technology, or if a Third Party claims that any Licensor Patent is invalid or unenforceable, in each case in the Territory, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

(b)	In the event that Licensor believes that a Company Patent, if any, is being infringed by a Third Party or if a Third Party claims that any Company Patent is invalid or unenforceable, Licensor shall notify Company and provide it with details of such infringement or claim.
7.5.2	Actions. Company shall have the exclusive right, at its own cost (subject to the indemnity obligations set forth in Section 10.2), to attempt to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to a Licensor Patent in the Territory (each, an “Action”) and to compromise or settle any such infringement or claim; provided that the compromise or settlement shall require Licensor’s prior written consent if the compromise or settlement will have an adverse impact on Licensor’s business outside the Territory or ownership of the Licensor Technology, such consent not to be unreasonably withheld, conditioned or delayed. At Company’s request, Licensor shall immediately provide Company with all relevant documentation (as may be requested by Company) evidencing that Company is validly empowered by Licensor to take such an Action. Licensor shall join Company in such Action upon Company’s written request. Licensor shall provide reasonable assistance to Company, at the Company’s cost, including providing access to relevant documents and other evidence and making its employees available. All amounts recovered by Company shall be allocated, first, to the costs and expenses of the Parties incurred to enforce the Licensor Patents and, second, to Company (provided that such remaining amounts after deduction of the costs and expenses of the Action shall be deemed Net Sales for royalty and Sales Milestone calculation purposes). In the event that Company does not bring such Action against the Third Party infringer within ninety (90) days of the notice delivered under Section 7.5.1, Licensor may request in writing that Company bring an Action, and Company shall consider such request in good faith. Notwithstanding the foregoing, in the event that a Third Party institutes a re-examination action or inter partes review proceeding or brings an action where the sole relief sought is declaratory judgment, in each case seeking to have a Licensor Patent declared invalid or unenforceable (a “Re-Examination Action”), and Company does not elect to defend such Re-Examination Action within thirty (30) days following Licensor’s request pursuant to the preceding sentence, Licensor shall be free to defend the Re-Examination Action, at its own expense, and retain any award or settlement in its entirety. If necessary, Company shall join or be joined as a party to the Re-Examination Action, but shall be under no obligation to participate, except to the extent that such participation is required as a result of being named a party to the Re-Examination Action. Company shall offer reasonable assistance in connection therewith, at no charge to Licensor, except for reimbursement of reasonable Out-of-Pocket Expenses.
7.5.3	Company Patents. Company shall have the sole right and authority, but not the obligation, to enforce Company Patents against any Third Party infringer; provided, however, that Licensor shall provide reasonable assistance to Company with respect thereto, including providing access to relevant documents and other evidence and making its employees available, subject to Company’s reimbursement of any Out-of-Pocket Expenses incurred on an on-going basis in providing such assistance.
7.6	Third Party Actions Claiming Infringement.
7.6.1	Notice. If Company becomes aware of any Third Party Action against Company, Company shall promptly notify Licensor thereof in writing, setting for the facts of such claim in reasonable detail.

7.6.2	Right to Defend. As between the Parties, Company shall have the exclusive right, at its sole expense and with counsel of its sole choice, but not the obligation, to defend a Third Party Action described in Section 7.6.1 and to compromise or settle such Third Party Action; provided, however, that Company shall not enter into a settlement, consent judgment or other voluntary disposition of any such Third Party Action without consent by Licensor if the settlement, consent judgment or voluntary disposition will have an adverse impact on Licensor’s business outside of the Territory or Licensor Technology or involve the admission of liability on the part of Licensor. Licensor shall provide reasonable assistance to Company, at the Company’s cost (subject to the indemnity obligations set forth in Section 10.2), including providing access to relevant documents and other evidence and making its employees available.
ARTICLE 8
CONFIDENTIALITY
8.1	Confidentiality Obligations. Each Party agrees that, for the Term and for five (5) years thereafter, such Party shall, and shall ensure that its Representatives hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless such information:
(a)is or becomes generally available to the public other than as a result of disclosure by the recipient;
(b)is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;
(c)is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or
(d)is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the Confidential Information, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein.  The recipient shall be responsible for any disclosure or use of the Confidential Information by such Representatives.  The recipient shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care.  Each Party shall: (i) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (ii) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (iii) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

8.2	Use. Notwithstanding Section 8.1, a Party may use the Confidential Information of the other Party for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:
(a)filing or prosecuting patent applications, subject to the terms of Section 7.4;
(b)prosecuting or defending litigation;

(c)conducting pre-clinical studies or Clinical Trials pursuant to this Agreement;
(d)seeking or maintaining Regulatory Approval of the Product; or
(e)complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In addition to the foregoing, Company may, in furtherance of its rights under this Agreement, disclose Confidential Information of Licensor to any Third Party, provided that such Third Party is bound by obligations of confidentiality at least as stringent as the ones herein.

In making any disclosures pursuant to this Section 8.2, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its commercially reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.  In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in no event may Licensor use or reference any Confidential Information of Company, including any information reported by Company to Licensor in connection with this Agreement, to engage in any Competitive Action.

8.3	Required Disclosure. The recipient may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure. If the recipient is required to make a disclosure as described in this Section 8.3, the recipient will furnish only that portion of the Confidential Information that is legally required.
8.4	Publications. Licensor shall not publish any information relating to Product without the prior written consent of Company (which consent may be withheld or given in Company’s sole discretion), unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Licensor or otherwise not in violation of this Agreement. Company shall have the right to make such publications as it chooses, in its sole discretion, without the approval of Licensor. Licensor shall submit to Company for Company’s written approval (which approval be granted or denied in Company’s sole discretion) any publication or presentation (including in any seminars, symposia or otherwise) of information related directly or indirectly to the Product for review and approval at least ninety (90) days prior to submission for the proposed date of publication or presentation.
8.5	Press Releases and Disclosure.
8.5.1	Initial Press Release. The proposed joint public announcement by Licensor and Company of the execution of this Agreement is set forth on Schedule 8.5.1 hereto.

8.5.2	Public Disclosures by Licensor. Except as provided in Section 8.5.4, Licensor may not make any subsequent press release or public announcement regarding the terms of this Agreement or any matter covered by this Agreement, including the Development or Commercialization of Licensed Products, without the prior written consent of Company.
8.5.3	Public Disclosures by Company. Except as provided in Section 8.5.4, Company may not make any subsequent press release or public announcement regarding the terms of this Agreement; provided, however, that Company shall have the right to make such press releases as it chooses, in its sole discretion, regarding the status of its Development or Commercialization of Licensed Products without the approval of Licensor, provided further, that, to the extent practicable, Company shall use commercially reasonable efforts to notify Licensor in advance of any such press release that would reasonably be expected to trigger any securities filing obligations for Licensor.
8.5.4	Exceptions. Notwithstanding the foregoing, either Party shall have the right, without the approval of the other Party, (a) to make securities filings that such Party determines are required under applicable securities laws and regulations (provided, that to the extent practicable, it provides the text of such planned disclosure to the non-disclosing Party no less than two (2) days prior to disclosure, and has used commercially reasonable efforts to incorporate all reasonable comments of the non-disclosing Party regarding such disclosure); and (b) to make disclosures of information that has been previously published or released in accordance with the terms and conditions of this Agreement.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:
(a)such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation;
(b)such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
(c)this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and
(d)such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.
9.2	Additional Representations and Warranties of Licensor. Licensor represents and warrants to Company that, as of the Effective Date:

(a)no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by Licensor or the consummation by Licensor of the transactions contemplated hereby;
(b)no claims have been asserted or threatened by any Person, nor to Licensor’s Knowledge, are there any valid grounds for any claim of any such kind, (i) challenging the validity, effectiveness, or ownership of Licensor Technology, and/or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensor Technology infringes or will infringe on any intellectual property right of any Person;
(c)to Licensor’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of Licensor Technology by any employee or former employee of Licensor, or any other Third Party in the Territory;
(d)the Licensor Patents are subsisting and all registration, renewal, maintenance and other official fees with respect to the Licensor Patents due on or before the date of this Agreement have been paid in full. Licensor is the sole assignee and owner of each item listed on Schedule 1.38.  To Licensor’s Knowledge, the Licensor Patents are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;
(e)the Licensor Patents (i) constitute all Patent Rights owned or Controlled by Licensor as of the Effective Date that are directly related to, necessary or useful for, or used in, the Development, regulatory approval, manufacture, use, marketing, sale, offer for sale, import, export or Commercialization of the Existing Product in the Territory and (ii) listed on Schedule 1.38  hereto constitute all Patent Rights that are directly related to, necessary or useful for, or used in, the Development, regulatory approval, manufacture, use, marketing sale, offer for sale, import, export or Commercialization of the Existing Product in the Territory;
(f)the Licensor Know-How (i) constitutes all Know-How owned or Controlled by Licensor as of the Effective Date that is directly related to, or are necessary or useful for, the Development, manufacture, use or Commercialization of the Existing Product under the Licensed Rights and (ii) to Licensor’s Knowledge, constitutes all Know-How that is directly related to, or are necessary or useful for, the Development, manufacture, use or Commercialization of the Existing Product under the Licensed Rights;
(g)all of the Licensor Technology is owned by Licensor or its Affiliates and Licensor has not in-licensed, or otherwise obtained any rights, from a Third Party with respect to the Existing Product or the Licensor Technology;
(h)Licensor has not licensed to a Third Party the right to develop a Product;
(i)no Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging that any Licensor Patent is invalid or unenforceable;
(j)to Licensor’s Knowledge, Company’s and its Affiliates’ and Sublicensees’ practice and use of the inventions claimed in the Licensor Patents under the Licensed Rights as permitted herein (including the sale, offer for sale, Commercialization or regulatory approval of Product) will not infringe any intellectual property rights of any Third Party;
(k)all Representatives of Licensor who have performed any activities on its behalf in connection with Development regarding Product have assigned to Licensor the whole of their rights in any intellectual property made, discovered or developed by them as a result of such Development, and no Third Party has any rights to any such intellectual property;
(l)Licensor has all right, title and interest in and to the Licensor Technology and Licensor Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use;
(m)Licensor has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in and to the Licensor Technology to any Third Party in the Territory, including any rights with respect to Product;
(n)to Licensor’s Knowledge, the Licensor Technology constitutes all of the intellectual property which could reasonably be expected to be necessary or useful for, or used in, the Development, manufacture, regulatory approval, import, export, use, marketing, sale, offer for sale or Commercialization of the Existing Product;
(o)the Existing Product falls within the scope of at least one valid claim of at least one of the Licensor Patents listed on Schedule 1.38;
(p)to Licensor’s Knowledge, there is no additional Third Party licenses that have to be taken now or in the future to guarantee freedom-to-operate to Develop, manufacture and Commercialize the Existing Product without any limitation;
(q)except as set forth in Schedule 9.2(q), Licensor has the right, power and authority to assign the Existing Third Party Agreements to Company.  In particular, except as set forth in Schedule 9.2(q), no such assignment requires consent, waiver or other action by any party to the applicable Existing Third Party Agreement;
(r)the Existing Third Party Agreements constitute all agreements that were entered into by Licensor or its Affiliates with Third Parties for the conduct of Clinical Trials for the Existing Product.  Licensor has provided to Company an accurate, true and complete copy of each of the Existing Third Party Agreements, as amended to date and each of the Existing Third Party Agreements is in full force and effect.  Licensor is not, and to Licensor’s Knowledge no other party to any Existing Third Party Agreement is, in breach or default in the performance of its obligations under any of the Existing Third Party Agreements.  Licensor has not received any notice from any Third Party of any breach, default or non-compliance of Licensor under the terms of any of the Existing Third Party Agreements.  There have been no amendments or other modification to any Existing Third Party Agreements, except as have been disclosed to Company in writing;
(s)all tangible information and data provided by or on behalf of Licensor to Company on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Licensor has not failed to disclose, or cause to be disclosed, any information or data that would cause the information and data that has been disclosed to be misleading in any material respect;

(t)Licensor (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under any Law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Licensor Technology or Product;
(u)all Development related to Existing Product prior to the Effective Date has been conducted in accordance with all Laws; and
(v)Licensor has on hand as of the Effective Date the inventory of materials set forth in Exhibit A to the Asset Transfer Agreement (including in the quantities set forth therein).  Such materials to be provided to Company pursuant to the Asset Transfer Agreement were (and at all times up until delivery of such materials hereunder shall remain) manufactured, packaged, labeled, tested, stored and handled in accordance with all Laws and specifications (including, to the extent applicable, release specifications as provided by Licensor to Company in writing prior to the Effective Date).  Such materials are not adulterated or misbranded within the meaning of any Law.  All such materials are free and clear of all encumbrances (including through lien, charge, security interest, mortgage, encumbrance or otherwise) and are suitable for use in Clinical Trials.
9.3	Licensor Covenants. Licensor covenants to Company that:
(a)Licensor shall fulfill all of its obligations, including but not limited to its payment obligations, under each Existing Third Party Agreement that related to periods prior to the assignment of such Existing Third Party Agreement to Company;
(b)Licensor shall fulfill all of its obligations, including but not limited to its payment obligations, under any Third Party License Agreement;
(c)Licensor shall not amend or waive, or take any action or omit to taking any action that would alter, any of Licensor’s rights under any Third Party License Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Company’s rights and benefits under this Agreement.  Licensor shall promptly notify Company of any default under, termination or amendment of, any Third Party License Agreement; and
(d)without limiting Section 2.4, with respect to each Existing Third Party Agreement, until such time as such Existing Third Party Agreement has been assigned to, and assumed by, Company, (i) Licensor shall not amend or terminate such Existing Third Party Agreement, or waive, or take any action or omit to take any action that would alter, any of Licensor’s rights under any Existing Third Party Agreement, and (ii) Licensor shall promptly notify Company of any default under, or termination or amendment of, any Existing Third Party Agreement.  In the case of any default by Licensor under an Existing Third Party Agreement, Licensor shall provide Company a reasonable opportunity to cure such default.
ARTICLE 10
INDEMNIFICATION AND INSURANCE
10.1	Indemnification by Company. Company shall indemnify, defend and hold Licensor and its Affiliates and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) (collectively, the “Losses”) to the extent arising out of Third

Party claims or suits to the extent arising out of: (a) the Development, sale, offer for sale, import, export and other Commercialization of the Product by or on behalf of Company, its Affiliates or Sublicensees after the Effective Date; (b) Company’s gross negligence or willful misconduct; (c) Company’s breach of its obligations under this Agreement; or (d) breach by Company of its representations or warranties set forth in Article 9; except, in each case (a)-(d), to the extent such Losses arise out of (i) any activities set forth in Sections 10.2(a)-(d) for which Licensor is obligated to indemnify any Company Indemnitee under Section 10.2 or (ii) any liability for which Licensor is responsible under the Supply Agreement or any other agreement between Licensor and Company.
10.2	Indemnification by Licensor. Licensor shall indemnify, defend and hold Company and its Affiliates and each of their respective agents, employees, officers and directors (“Company Indemnitees”) harmless from and against any and all Losses to the extent arising out of Third Party claims or suits to the extent arising out of: (a) Licensor’s Development, manufacture, use or Commercialization of the Licensor Technology and Product (including Existing Product) prior to the Effective Date; (b) Licensor’s gross negligence or willful misconduct; (c) Licensor’s breach of its obligations under this Agreement; or (d) breach by Licensor of its representations, warranties or covenants set forth in Article 9; except, in each case (a)-(d), to the extent such Losses arise out of any activities set forth in Sections 10.1(a)-(d) for which Company is obligated to indemnify any Licensor Indemnitee under Section 10.1.
10.3	No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR SECTION 10.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 8.
10.4	Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 10, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using commercially reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this Article 10 with respect to claims or suits settled or compromised without its prior written consent.
10.5	Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts, that are reasonable and customary in the United States and Taiwan, as applicable, pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 10.5.
ARTICLE 11
TERM AND TERMINATION
11.1	Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect, on a country-by-country and Product-by-Product basis until the date on which the Royalty Term in such country with respect to such Product expires, at which time this Agreement shall expire in its entirety with respect to such Product in such country and the terms of Section 11.5.2(a) shall apply.
11.2	Termination upon Material Breach.
11.2.1	Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within [***] days. If such breach is not cured within [***] days after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party. For clarity, such material obligations may apply to the performance of either: (a) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement; (b) a specific Product or Product(s), in which case this provision shall apply only to such affected Product or Product(s); or (c) a specific country or countries within the Territory, in which case this provision shall apply only to such affected country or countries.
11.2.2	Licensor Cure Period. If Licensor is the defaulting party and a material breach by Licensor is not cured within [***] days of receipt following a notice from Company under Section 11.2.1 (the “Cure Period”), Company may elect not to terminate this Agreement and, instead, during the period commencing at the end of the Cure Period and continuing until the end of the last Royalty Term in all countries, reduce the Development Milestone payments under Section 6.2, the Sales Milestone payments under Section 6.3 and the then applicable royalty rates under Section 6.4.1 by [***]; provided, that such reduction shall not be Company’s sole remedy with respect to the breach by Licensor.
11.2.3	Material Breach Dispute. Any Dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with Article 3 and Article 12. In such event, termination will be tolled and the termination will become effective only if such material breach remains uncured for the applicable cure period after the final resolution of the Dispute through such dispute resolution procedures.
11.3	Bankruptcy Event Termination. This Agreement may be terminated by written notice by a Party at any time during the Term in the event of a Bankruptcy Event of the other Party.
11.4	Mutual Termination. The Parties may terminate this Agreement in its entirety or on a country-by-country or Product-by-Product basis upon mutual written agreement.

11.5	Effects of Termination.
11.5.1	Survival.
(a)	Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive: Articles 1, 8 (solely with respect to the time period set forth in Section 8.1) and 12; and Sections 4.5 (with respect to trademark ownership), 5.1 (with respect to ownership of regulatory filings and Regulatory Approvals), 5.7, 6.9, 6.11, 6.12.1-6.12.2 (solely with respect to audits conducted within the period set forth in Section 6.12.1), 6.12.3, 7.4.5, 10.1-10.4, 11.5-11.7, 13.1, 13.2.1-13.2.4, 13.2.5 (for so long as Company has a continuing license hereunder), 13.3, and 13.5-13.18.
(b)	Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
11.5.2	Licenses.
(a)	As of the effective date of expiration of the Royalty Term with respect to a given Product and country, the Licensed Rights shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, and sublicensable license under the Licensor Technology to Develop, manufacture, have manufactured, use and Commercialize such Product in the Field in such country.
(b)	Upon termination of this Agreement by Licensor pursuant to Section 11.2.1 or 11.3, the following terms and conditions shall apply with respect to such Product(s) and country(ies) as are the subject of such termination:
(i)all licenses granted to Company under Section 2.1 shall terminate;
(ii)Company shall, upon written request by Licensor and within three (3) months therefrom, and subject to Licensor assuming legal responsibility for any Clinical Trials of the Existing Product then ongoing, transfer to Licensor or its Third Party designee at no cost to Licensor (except in any such case where Licensor is seeking a claim for damages from Company with respect to any such breach or termination of this Agreement, in which case Company shall be entitled to offset any costs against any such damages in an amount equal to the sum of the Development Milestone payments made by Company to Licensor prior to the commercial launch of the Existing Product) ownership and control of all regulatory filings, Regulatory Approvals and product data prepared or obtained by or on behalf of Company prior to the date of such termination, to the extent solely related to the Existing Product and country(ies) and transferable, and Company shall take any actions reasonably necessary to effect such transfer, provided Company shall have the right to retain one copy of such transferred regulatory filings, Regulatory Approvals and product data for record-keeping purposes;

(iii)Company shall, upon written request of Licensor, return to Licensor or, at Company’s option, destroy, at Company’s cost and expense, all relevant records and materials in its possession or control containing or comprising the Licensor Know-How, or such other Confidential Information of Licensor, to the extent solely related to such Product(s) and country(ies); provided, however, that Company shall have the right to retain one copy of such Licensor Know-How and such other Confidential Information of Licensor for archival purpose;
(iv)Company shall, at Licensor’s election within thirty (30) days following termination, sell such materials (in whole or in part) to Licensor at a price equal to Company’s costs of goods.  Any clinical supplies of such Product(s) or other materials purchased by Licensor from Company shall be purchased on an “as is” basis with no representations or warranties.  In the event that Licensor does not make an election within such thirty (30) day period or elects not to purchase such materials, Company shall have the right to (A) destroy or retain any and all chemical, biological or physical materials relating to or comprising such Product(s), including clinical supplies of such Product(s), that are Controlled by Company to the extent solely related to such country(ies) or (B) sell such materials to a Third Party;
(v)To the extent not prohibited by Law, Company shall wind down any ongoing Clinical Trials to the extent solely related to such Product(s) and country(ies);
(vi)Company and its Affiliates and Sublicensees shall be entitled, during the [***] month period following such termination, to sell any commercial inventory of such Product(s) which remains on hand as of the date of the termination, so long as Company pays to Licensor the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.  Any commercial inventory remaining following [***] month period shall be offered for sale to Licensor at a price equal to Company’s costs of goods; and
(vii)Upon any termination of this Agreement, each of Company’s Sublicensees shall continue to have the rights and license set forth in its sublicense agreements, which agreements shall be automatically assigned to Licensor, to the extent solely related to such Product(s) and country(ies); provided, however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement.
11.6	Additional Effects of Termination for a Licensor Bankruptcy Event.
11.6.1	Continuing Rights. The Parties agree that Company, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of a Licensor Bankruptcy Event, Company shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Company’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon Company’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Licensor upon written request therefor by Company.
11.6.2	Right of First Refusal. In addition to the foregoing, in the event of a Licensor Bankruptcy Event, Company shall, to the extent allowed by Law (including to the extent enforceable under the Laws of Taiwan), have a right of first refusal to purchase all of Licensor’s interest in the Product and the Licensor Technology (the “Right of First Refusal”). The Right of First Refusal shall operate as follows:
(a)	Licensor (or other authorized representative of Licensor, including a bankruptcy trustee) shall promptly send to Company a reasonably detailed written notification of any Licensor Bankruptcy Event.
(b)	Licensor (or other authorized representative of Licensor, including a bankruptcy trustee) shall promptly send to Company a written notification of any Third Party offer made on Product or Licensor Technology. For a period of up to [***] after Company receives such notice (such period, the “Right of First Refusal Notice Period”), it shall notify Licensor of its intention to exercise its Rights of First Refusal. In the event Company exercises its Right of First Refusal, the terms of the Third Party offer shall become binding upon Company and Licensor. For the avoidance of doubt, Licensor shall not enter into any agreement with a Third Party relating to Licensor’s interest in the Products or Licensor Technology during the Right of First Refusal Notice Period.
11.7	Other Remedies. Termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.
ARTICLE 12
DISPUTE RESOLUTION
12.1	General. The Parties recognize that disputes (“Disputes”) as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish under this Article 12 procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.
12.2	Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a Dispute that remains unresolved by the Parties or the JSC for a period of thirty (30) days be submitted to the Executive Officers for resolution. If the Executive Officers cannot resolve such Dispute within thirty (30) days after referral of such Dispute to them, then, at any time after such thirty (30) day period, either Party may refer such Dispute to arbitration by submitting a written notice of such request to the other Party.
12.3	Arbitration.
12.3.1	Disputes. The Parties hereby agree that, except as otherwise expressly set forth herein, in the event the Parties are unable to resolve any Dispute after referring such Dispute to the Executive Officers, the Dispute shall be settled by binding arbitration administered by the

International Chamber of Commerce (“ICC”) in accordance with its Rules of Arbitration (the “Rules”). Either Party may refer any Dispute to arbitration by submitting a written notice of such request to the other Party.
12.3.2	Arbitrators. Any arbitration shall be presided over by three (3) arbitrators. Each Party shall select one (1) arbitrator, and such selected arbitrators shall mutually agree upon the third arbitrator who shall act as the chairman of the arbitration panel. If either Party fails or both Parties fail to choose an arbitrator or arbitrators within thirty (30) days after receiving notice of commencement of arbitration or if the two (2) arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties shall immediately request that the ICC select the remaining number of arbitrators to be selected. The arbitrators shall be neutral and independent of the Parties and their respective Affiliates, and may not be current or former directors, officers or employees of the Parties or their respective Affiliates. No Party may have any ex parte discussion with any potential arbitrator, except for confirming if such arbitrator is willing and able to serve on the arbitration panel. All arbitrators shall have ten (10) or more years of experience in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements.
12.3.3	Arbitration Process. The seat of the arbitration shall be New York, New York, USA. The arbitrators shall set a date for a hearing that shall be held no later than sixty (60) days following the appointment of the last of such three (3) arbitrators. The Parties shall have the right to be represented by counsel. No less than thirty (30) days prior to the hearing, each Party shall submit the following to the other Party and the arbitration panel: (a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the panel; (b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness; and (c) a brief in support of such Party’s proposed rulings and remedies; provided that the brief shall not exceed twenty-five (25) pages. This page limitation shall apply regardless of the number of issues raised in the arbitration proceeding. The arbitrators shall determine what discovery will be permitted in accordance with the Rules, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided, however, that the arbitrators shall permit discovery as they deem proportionate to the issues in dispute. The arbitration panel shall have sole discretion regarding the admissibility of any evidence, except statements made during settlement negotiations and affidavits prepared for the purposes of the hearing shall not be admissible. Within ten (10) days following completion of the hearing, each Party may submit to the other Party and the panel a post-hearing brief in support of its proposed rulings and remedies; provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the proceeding.
12.3.4	Decision of Arbitrators. The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 12.3.3. The determination of the arbitrators as to the resolution of any Dispute shall be binding and conclusive upon the Parties, absent manifest error. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties as soon as is reasonably possible.
12.3.5	Awards. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under this Section 12.3 be promptly paid in USD free of any Tax, deduction or offset, and any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 12.3, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award.
12.3.6	Costs and Expenses. The Parties agree that they shall share equally in the joint costs associated with the arbitration hearing(s) and any procedural conferences (location, stenographer and similar), the fees and expenses of any independent expert retained by the arbitrators, if any, and the fees and expenses of the arbitrators (as set forth above) and administrative fees and expenses of ICC. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. The existence and substance of the arbitration proceedings and the decision of the arbitrators shall be kept confidential by the Parties and the arbitrators except to the extent disclosure may be necessary to conduct the arbitration, or in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.
12.4	Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive or preliminary equitable relief pending final resolution of any Dispute under Section 12.3, in any court of competent jurisdiction as may be available to such Party under Law in such jurisdiction with respect to any matters arising out of the other Party’s performance or breach of its obligations under this Agreement.
ARTICLE 13
MISCELLANEOUS PROVISIONS
13.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, Tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.
13.2	Assignment.
13.2.1	Assignment Generally. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Licensor without the prior written consent of Company (not to be unreasonably withheld or delayed).
13.2.2	Assignment by Company. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Company without the prior written consent of Licensor (not to be unreasonably withheld, conditioned or delayed); provided, however, that Company may, without the prior written consent of Licensor, assign this Agreement to an Affiliate or to any Third Party in connection with a Change of Control or sale of all or substantially all of its assets to which this Agreement relates.
13.2.3	Continuing Obligations. No assignment under this Section 13.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

13.2.4	Void Assignments. Any assignment not in accordance with this Section 13.2 shall be void.
13.2.5	Assignment of Licensor Technology. Licensor shall not assign or transfer any Licensor Technology to any of its Affiliates without the prior written consent of Company unless such Affiliate agrees in writing to be bound by all obligations of Licensor.
13.3	Performance and Exercise by Affiliates. Company shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by Company; provided, however, that Company shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Company hereunder shall be deemed to be a failure by Company to perform such obligations. For clarity, the foregoing means that Company may designate an Affiliate to perform its obligations hereunder or to be the recipient of Licensor’s performance obligations hereunder.
13.4	Competition. In the event (a) of a Change of Control of Licensor in which a Company Competitor acquires control (as defined in Section 1.2) of Licensor or (b) Licensor or its Affiliates (i) file for or receive Regulatory Approval for a Competing Product for the Contemplated Indications in the Territory or (ii) are Commercializing a Competing Product in the Territory with off-label prescription for at least [***] or use in the Territory for the Contemplated Indications (“Competitive Action”), then as from the date of such Change of Control or the date on which Licensor or its Affiliates begin such Competitive Action, Company shall cease to have obligations to provide royalty reports to Licensor or its successor entity or share any market information pursuant to Section 4.2.1 and the JSC shall be immediately disbanded. In the event that such reporting obligations cease and the JSC is disbanded as a result of Competitive Action, such reporting obligations and the JSC will be resumed at the time when (x) Licensor or its Affiliates grants an exclusive (even as to Licensor and its Affiliates) license to a Third Party to research, develop, manufacture and commercialize the Competing Product for the entire Territory or (y) all Competitive Action ceases.
13.5	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
13.6	Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.
13.7	Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

13.8	No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.
13.9	Entire Agreement of the Parties; Amendments. This Agreement and the Schedules and Exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.
13.10	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.
13.11	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of State of New York, USA.
13.12	Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person or transmitted by express courier service (signature required) to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party.

If to Company, addressed to:

Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, North Carolina 27560

USA

Attention: General Counsel

Email: legal@liquidia.com

With a copy, which shall not constitute notice, to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

USA

Attention: Andrew P. Gilbert

Email: andrew.gilbert@us.dlapiper.com

If to Licensor, addressed to:

Pharmosa Biopharm Inc.

3F.-3, No. 66, Sanchong Road

Nangang District, Taipei City 11502

Taiwan

Attention: Pei Kan/ Weishu Lu

Email: peikan@pharmosa.com.tw/ Weishu.lu@pharmosa.com.tw

With a copy, which shall not constitute notice, to:

K&L Gates

30F, No. 95. Dun Hua S. Road, Section 2

Ta-an District, Taipei City 106

Taiwan

Attention: Jacqueline Fu

Email: jacqueline.fu@klgates.com

13.13	Language. The official language of this Agreement and between the Parties for all correspondence shall be the English language.
13.14	Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
13.15	Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.
13.16	No Implied License. No right or license is granted to Licensor hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by Company or its Affiliates.
13.17	Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Unless the context otherwise requires, countries shall include territories.
13.18	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[signature page follows]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

PHARMOSA BIOPHARM INC.	LIQUIDIA TECHNOLOGIES, INC.
Signature: /s/ Pei Kan	Signature: /s/ Roger Jeffs
Printed Name: Pei Kan	Printed Name: Roger Jeffs
Title: President	Title: CEO

[Signature Page to License Agreement]

Schedule 1.23

Existing Product

[***]

Schedule 1.24

Existing Third Party Agreements

[***]

Schedule 1.35

Licensor Know-How

[***]

Schedule 1.36

Licensor’s Knowledge Individuals

[***]

Schedule 1.38

Licensor Patents

[***]

Schedule 2.3

Licensor Technology Transfer Plan

[***]

Schedule 4.3

Supply Agreement Key Terms

The terms outlined below, together with any terms contained or described in the Agreement, will serve as the basis for the definitive Supply Agreement between the Parties. Unless otherwise set forth herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

CLINICAL SUPPLY TERMS
Clinical Supply Obligation

During the term of the Supply Agreement, Company may deliver purchase orders to Licensor for the manufacture and supply of Filled Ampules for the development of Product in the Territory (including use of Filled Ampules in clinical trials).  Within [***] following Company’s issuance of each purchase order, Licensor shall acknowledge receipt and acceptance of such purchase order; provided, that Company provides at least [***] of lead time for such purchase order.  In the event that Company does not provide such minimum lead time for such purchase order, Licensor shall be permitted to reject any amounts ordered without such minimum lead time; provided, however, that Licensor shall use commercially reasonable efforts to manufacture and supply all such Filled Ampules to Company in such requested delivery date set forth in such purchase order.  In the event that Licensor fails to reject in writing to Company any purchase order hereunder within [***] following issuance from Company, such purchase order shall be deemed accepted by Licensor and Licensor shall be responsible for manufacturing and supplying all quantities of Filled Ampules thereunder in accordance with the terms of such purchase order.   The purchase order shall be placed in a number of Filled Ampules equal to a multiple of Licensor’s standard batch size (the “Order Size Requirement”).  Company will use reasonable efforts to satisfy its clinical supply requirements through the submission of no more than [***] orders per year.

Clinical Supply Price

[***] of the Manufacturing Cost.  “Manufacturing Cost” means the actual and verifiable costs and expenses paid by Licensor to one (1) or more Third Parties for the manufacture and supply of the Filled Ampules, including but not limited to, Licensor’s external, out-of-pocket costs of materials, production, factory overhead, quality control, quality assurance, bulk and finished packaging, transportation and insurance.

Licensor will invoice Company for (i) [***] of the estimated price at the time of Licensor’s acceptance or deemed acceptance of the purchase order, and (ii) the balance upon delivery of the Filled Ampules.  Company will pay within thirty (30) days upon receipt of each invoice.

Remaining Shelf Life at Time of Delivery for Clinical Supply

At a minimum, each Filled Ampule shall, at the time of delivery, have at least a number of months of shelf life remaining equal to the greater of (i) the number of months equal to the approved shelf life for the Filled Ampules minus [***] and (ii) [***].

COMMERCIAL SUPPLY TERMS
Commercial Supply Obligation

Forecast.  Commencing [***] prior to anticipated launch of the first Product in the Territory and on or before the last day of the first month of each calendar quarter thereafter, Company will provide Licensor with a written rolling forecast (each, a “Forecast”) of Company’s quarterly anticipated orders of Filled Ampules for commercialization in the Territory for the following [***] (commencing with the calendar quarter immediately following the calendar quarter in which such Forecast is delivered), which forecast shall be broken down on a quarterly basis. The first [***] of each Forecast shall be binding and Company shall be required to deliver to Licensor with its Forecast a purchase order for the [***] of the binding Forecast (for clarity, the [***] of each Forecast will be covered by earlier submitted purchase orders).   The Forecast and the purchase orders shall be provided in compliance with the Order Size Requirement.

Acceptance and Delivery.  Licensor shall, within [***] of receipt of a purchase order, confirm in writing that a purchase order has been accepted. Subject to the Company’s compliance with the Order Size Requirement, Licensor shall be required to accept and fulfill the purchase orders (or portions thereof, as applicable) which are provided to Licensor in accordance with the terms and conditions of the Supply Agreement; provided, however, that the quantity of Filled Ampules in a given purchase order is no more than [***] or less than [***] of the quantity forecasted for such quarter when such quarter was in the binding portion of the Forecast. Should Company request Filled Ampules in excess of [***] of the quantity forecasted for such quarter when such quarter was in the binding portion of the latest Forecast, then Licensor shall use commercially reasonable efforts to meet such request.  Licensor shall deliver Filled Ampules to satisfy each purchase order (including with respect to the delivery dates, delivery locations, quantities and other terms set forth therein).

In the event that Company orders less than [***] of Filled Ampules in the aggregate in any [***], Licensor shall not be liable for failure to deliver the Filled Ampules in quantities up to [***] quantity due to batch failure either in the event of shortage in quantity or total batch failure.   For the avoidance of doubt, in the case of shortage in quantity in a particular batch instead of a total batch failure, Company will still pay for the remaining Filled Ampules in that batch duly delivered in accordance with the terms of the Supply Agreement.

Commercial Supply Price

[***] of the Manufacturing Cost.

Licensor will invoice Company for (i) [***] of the estimated price at the time of Licensor’s acceptance or deemed acceptance of the purchase order, and (ii) the balance upon delivery of the Filled Ampules.  Company will pay within thirty (30) days upon receipt of each invoice.

Remaining Shelf Life at Time of Delivery for Commercial Supply

At a minimum, each Filled Ampule shall, at the time of delivery, have at least a number of months of shelf life remaining equal to the greater of (i) the number of months equal to the approved shelf life for the Filled Ampules minus [***] and (ii) [***].

Cooperation to Improve Terms of Commercial Supply

Licensor and Company shall reasonably cooperate to improve the efficiency of Licensor’s commercial supply chain, including Licensor’s costs, payment terms to vendors, lead times and approved shelf life.  In the event any such improvements are achieved, Licensor and Company shall amend the commercial supply terms to pass through the benefit of such improvements to Company.

TERMS COMMON TO CLINICAL AND COMMERCIAL SUPPLY
Specifications and Product Warranties

The Supply Agreement shall set forth the release specifications for Filled Ampules (the “Specifications”).  The Filled Ampules will be packaged in pouches for delivery and Company shall be responsible for the secondary outer packaging and labeling.

In addition to other representations and warranties to be set forth in the Supply Agreement, Licensor will represent and warrant that the Filled Ampules shall be manufactured (a) to meet the Specifications, (b) in compliance with cGMP (to be defined in the Supply Agreement), (c) in compliance with applicable law and (d) in compliance with the Regulatory Approvals. Without limiting the foregoing, Licensor shall further represent and warrant that (i) the Filled Ampules will not be adulterated or mislabeled within the meaning of the U.S. Federal Food, Drug and Cosmetic Act or any similar law of any other jurisdiction, (ii) the Filled Ampules will not be an article which may not, under the provisions of the U.S. Federal Food, Drug and Cosmetic Act or any similar law of any other jurisdiction, be introduced into interstate commerce in the Territory, (iii) the Filled Ampules and its method of manufacture do not and will not infringe any letters patent or any extension thereof, copyrights, trade secrets, know-how, trademarks or any other intellectual property rights of a Third Party, or breach any confidentiality or non-use obligation owed to a Third Party, (iv) the Filled Ampules are in a form suitable for packaging and labeling by or on behalf of Company (or its Affiliate or designee) and ultimate distribution, sale and/or other exploitation in the Territory and (v) all Filled Ampules will be free and clear of all liens and encumbrances other than statutory lien on the payment not yet due (the “Product Warranties”).

Delivery Terms

Licensor shall deliver or arrange for delivery of Filled Ampules to a carrier designated by Company in the applicable purchase order, EXW (Incoterms 2020), Licensor’s (or, as the case may be, its Affiliate’s or designee’s) facility as indicated in the applicable purchase order.

Defective Product

If Company claims that any Filled Ampules did not meet any Product Warranty, Company shall notify Licensor thereof in writing within thirty (30) days after Company’s discovery and confirmation of such defect.

At Licensor’s request, Company shall forward for inspection a representative sampling of the Filled Ampules that is the subject of Company’s claim. Licensor shall, as soon as is reasonably practicable, inspect such samples. If Licensor concurs with Company’s claim, Licensor shall (at Company’s option) either replace (as soon as reasonably practicable) the defective Filled Ampules without any cost to Company or credit or refund Company for the amount of the Supply Price for such quantities of Filled Ampules. If Licensor disagrees with Company’s claim and the Parties are unable to resolve their differences, then either Party may refer the matter to an independent specialized firm of international reputation agreeable to both Parties for final analysis, which shall be a final resolution of such issue, binding on both Parties. If the Filled Ampules are determined to have met the warranty any Product Warranty, then Company shall bear the cost of the foregoing independent specialized firm and the independent laboratory testing. If the Filled Ampules are determined not to have met the Product Warranties, then Licensor shall bear the costs of such independent specialized firm and laboratory testing and Licensor shall (at Company’s option) either replace (as soon as reasonably practicable) the defective Filled Ampules without any cost to Company or credit Company for the amount of the Supply Price of such quantities of Filled Ampules.

OTHER TERMS
Supply Redundancy

Company shall have the right, at its own cost and expense, to qualify and maintain a secondary site outside Taiwan for each stage of the manufacture of Filled Ampules and each supplier of materials, components and processes necessary for the manufacture of Filled Ampules if the primary site (a “Primary Site”) under Licensor’s existing supply chain as of the Effective Date is in Taiwan (“Company Secondary Sites”), and Licensor shall provide reasonable assistance necessary or desirable for the qualification and maintenance of the secondary site at reasonable, mutually agreed upon charges to Company.  With respect to any materials, components and processes sourced from Primary Sites outside of Taiwan, Company shall have the right to source, directly from such Primary Site or any applicable Licensor Secondary Site (or their respective affiliates) or indirectly through Licensor, any and all materials, components and processes necessary for Company Secondary Sites to perform their respective manufacturing activities for their respective stages.

Licensor may, at its sole discretion, at its own cost and expense, qualify and maintain a secondary site for each stage of the manufacture of Filled Ampules and each supplier of materials, components and processes necessary for the manufacture of Filled Ampules (“Licensor Secondary Sites”, together with Licensor’s current sites, “Licensor Sites”)).

Licensor shall ensure that all of Licensor Sites, and Company shall ensure that all of Company Secondary Sites, for the manufacture of Filled Ampules and all of their respective suppliers of materials, components and processes necessary for the manufacture of Filled Ampules are in a qualified and validated state appropriate for inclusion as a manufacturing site for Filled Ampules (or any portion thereof) as required by the applicable Governmental Body and in the Regulatory Approvals. After a Company Secondary Site for a stage has been fully qualified and all applicable regulatory approvals obtained, the manufacture of Filled Ampules (or portion thereof) and the supply of materials, components and processes necessary for the manufacture of Filled Ampules may be allocated between the Company Secondary Site and the  Licensor Site for such stage in a manner to ensure that each site is able to supply Company’s and/or its Affiliates (and other designees) requirements expeditiously if the need arises; provided that Company and Licensor shall reasonably cooperate and use good faith efforts to work together to set and meet any reasonable minimum purchase requirements of Primary Sites for supply of Filled Ampules, if any.   If Company is using a Licensor Site outside Taiwan for the Company Secondary Site, the Parties shall use reasonable efforts to align and coordinate the manufacture schedules of such site, and such site shall fulfil the Parties’ orders through an allocation reasonably determined by Company taking into consideration demand and upstream supply requirements.  Further, Licensor Technology and the equipment supplied by Licensor shall not be used to manufacture any products for Company or its Affiliates other than the Products.

As between the Parties, Company shall be responsible for obtaining the Regulatory Approvals for qualifying and maintaining Licensor Sites for the manufacture of Filled Ampules for the Field in the Territory.

Tech Transfer

Once a Company Secondary Site is identified, upon Company’s request, Licensor shall provide reasonable technical assistance to Company and its Affiliates (and the Third Party contract manufacturer for such Company Secondary Site “CMO”) at reasonable, mutually agreed upon charges with respect to Company’s and its Affiliate’s (and any CMO’s) receipt, adoption and establishment of the manufacturing process, including: (a) making available a reasonable number of appropriately trained personnel to provide, on a mutually convenient timetable, technical assistance with respect to such transfer, (b) using commercially reasonable efforts to promptly assist Company and its Affiliates (and any CMO) in obtaining all necessary regulatory approvals and/or modifying existing health authorizations for the manufacture of Filled Ampules by Company, its Affiliate and/or a CMO at such Company Secondary Site, (c) allowing Company and its Affiliates (and any CMO) to cross reference Licensor’s (and its Affiliate’s) regulatory filings (such as a drug master file) and such other regulatory submissions controlled by Licensor (or its Affiliates) applicable to the Filled Ampules, as the case may be, (d) supplying analytical test methods and other testing know-how including method validation required to perform release testing or other testing as may be required by the applicable Regulatory Authority, and (e) upon request by Company, providing Company and its Affiliates (and any CMO) with appropriate quantities of reference standards related to Product in order to facilitate its testing.

Audit Rights

Licensor shall permit (and shall ensure that its Affiliates and any Third Parties involved in the manufacture of Filled Ampules permit) one or more qualified technical specialists from Company (or its Affiliate or its designees, as applicable), at Company’s cost, upon reasonable prior notice and during normal business hours, to conduct one (1) annual audit of each manufacturing facility (and any other facility that is involved in the manufacture of Filled Ampules); provided, however, that in the case of a “for cause” audit, Company (or its Affiliate or its designees, as applicable) shall have the right to perform additional audits at any time (regardless of any other audits Company may have conducted during a given year) upon reasonable prior notice. Licensor shall use commercially reasonable efforts to provide a written response to any audit findings within one (1) month of receipt of such observations and conclusions. The Parties will discuss such response and Licensor shall promptly implement (and cause to be implemented) corrective actions.

Ongoing Stability Studies

For purposes of extending the permitted dating of the Filled Ampules, Licensor shall, at its own expense, (a) continue performing all stability studies ongoing at the Effective Date with an objective to achieve [***] stability dating for the Filled Ampules, and (b) conduct, in addition to those studies set forth in subsection (a), an on-going program of annual stability testing, in each case of subsection (a) and (b), in accordance with Licensor’s current protocol and otherwise meeting all requirements of

cGMP, applicable laws, the Specifications and Regulatory Approvals, on samples from all batches of Filled Ampules. Such stability testing shall be stability indicating.

In the event that Licensor detects any out of Specification results, or any negative trends and/or degradant in excess of approved limits in connection with such testing, Licensor shall notify Company in the manner set forth in the Quality Agreement. Licensor shall specifically incorporate such additional testing and controls (e.g., storage condition changes) as Company may reasonably specify with respect to such instability and/or degradant. In addition, Licensor shall place a number of batches, as reasonably instructed by Company, of Filled Ampules on stability following the implementation of any change request. Furthermore, any batch of Filled Ampules manufactured with one or more significant deviations should be assessed for possible inclusion in stability studies. Licensor is responsible to perform stability testing on Filled Ampules to support shipping conditions and/or temperature excursions that may occur during shipping and make available to Company such data.

Quality Agreement

The Parties shall negotiate in good faith and use commercially reasonable efforts to enter into the Quality Agreement within ninety (90) days after the effective date of the Supply Agreement, which Quality Agreement will set out the policies, procedures and standards by which the Parties and any Affiliates will coordinate and implement (or cause its Third Party contract manufacturers to coordinate and implement, as applicable) the operation and quality assurance activities and regulatory compliance objectives contemplated under the Supply Agreement.

Term and Termination

The Supply Agreement shall commence on the effective date (as set forth therein) and, unless earlier terminated, continue in effect until expiration of the last Royalty Term under the Agreement.

Either Party shall be permitted to terminate the Supply Agreement (a) for an uncured material breach of the other Party, (b) in the event of the bankruptcy of the other Party or (c) in the event that the other Party is unable to perform due to force majeure, in each case as shall be more fully set forth in the Supply Agreement.

Company shall also be permitted to terminate the Supply Agreement immediately in the event of a Change of Control of Licensor (to be defined in the Supply Agreement) in which a Company Competitor acquires control of Licensor.

Additional Terms

Other terms, conditions and provisions as are usual and customary for an agreement of this type, including, without limitation, representations, warranties, insurance, indemnification, dispute resolution and confidentiality will be negotiated and agreed upon between the Parties in the Supply Agreement.

Schedule 5.4.1

Regulatory Transition Plan

[***]

Schedule 6.9

Form of Royalty Report

[***]

Schedule 8.5.1

Initial Press Release

Liquidia Corporation and Pharmosa Biopharm Announce Collaboration for Sustained-Release Inhaled Treprostinil Product in North America

●	Liquidia exclusively licenses North American rights to L606, an inhaled formulation of treprostinil administered twice-daily with a short duration, next-generation nebulizer
●	Liquidia funds $10 million upfront payment from finance agreement with HealthCare Royalty
●	Pharmosa to receive up to $215 million in development and sales milestones for PAH and PH-ILD indications, $10 million for each additional approved indication and additional product, and royalties on net sales of L606
●	Creates industry leading portfolio in rapidly expanding market for inhaled treprostinil
●	Liquidia to host webcast today at 8:30 a.m. Eastern Time

MORRISVILLE, N.C., [June X], 2023 – Liquidia Corporation (NASDAQ: LQDA) (Liquidia or the Company) and Pharmosa Biopharm (Pharmosa) today announced that they have entered into an exclusive licensing agreement for the development and commercialization in North America of L606, an inhaled, sustained-release formulation of treprostinil currently being evaluated in a clinical trial for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD).

Roger Jeffs, Chief Executive Officer of Liquidia, stated: “L606 is the perfect life-cycle complement to our pipeline and furthers our mission to provide innovative treatment options that improve the lives of patients suffering from PAH or PH-ILD. As already observed in the ongoing Phase 3 open-label study of PAH patients, Pharmosa’s novel liposomal formulation offers potential to improve patient convenience and compliance with twice-daily dosing using a short-duration, next-generation nebulizer. More importantly, we believe that the inhaled drug-device combination may provide best-in-class treprostinil exposure over a 24-hour period, including during sleeping hours, which could translate to improved efficacy, tolerability, and patient outcomes. Our investment in this collaboration, alongside our continued preparation for a potential launch of YUTREPIA™ (treprostinil) inhalation powder, are clear examples of Liquidia’s long-term commitment to addressing unmet needs in treating pulmonary hypertension and enabling choice based on patients’ preferences and circumstances.”

Pei Kan, Ph.D., President of Pharmosa, added: “Liquidia is the ideal partner to bring L606 to the North American market. Liquidia has shown an unflinching determination to bring novel products to patients, and provides clear synergies with their commercial effort, clinical expertise and deep relationships with key opinion leaders. Pharmosa will focus on advancing its sustained-release liposomal technology which has demonstrated in L606 the ability to dramatically reduce maximum systemic drug concentrations while significantly increasing local concentrations deep in the lung.”

Under the agreement, Liquidia will be responsible for development, regulatory and commercial activities of L606 in North America. Pharmosa will manufacture clinical and commercial supplies of L606 and support Liquidia in establishing a redundant global supply chain. In consideration for these exclusive rights, Liquidia will pay Pharmosa an upfront payment of $10 million, potential development and sales milestone payments of up to $215 million tied to PAH and PH-ILD indications, and two tiers of low, double-digit royalties on net sales of L606. Pharmosa will also receive a $10 million milestone payment for each additional indication and additional product approved. Liquidia retains the first right to negotiate for development and commercialization of L606 in Europe and other territories should Pharmosa seek a partner, subject to satisfaction of certain conditions as set forth in the license agreement.

Liquidia intends to seek first regulatory approval of L606 in the United States under the 505(b)(2) regulatory pathway. The planned New Drug Application (NDA) is expected to include: (i) the completed Phase 1 trial demonstrating tolerability and comparable pharmacokinetics to nebulized Tyvaso (treprostinil) inhalation solution; (ii) clinical data from the on-going, open-label Phase 3 study in the United States in PAH and PH-ILD patients; and (iii) clinical data from a double-blind, randomized, placebo-controlled study to evaluate treatment of PH-LD patients with L606. Liquidia intends to initiate the PH-ILD trial in first half of 2024.

In support of today’s announcement, HealthCare Royalty (HCRx) will fund Liquidia $10.0 million from the Revenue Interest Financing Agreement (RIFA) announced in January 2023. The RIFA included a $7.5 million financing tranche at Liquidia’s discretion to support any acquisition of rights to a clinical stage or commercial stage biopharmaceutical product to diagnose, prevent, or treat pulmonary hypertension. In connection with the transaction with Pharmosa, HCRx has agreed to advance an additional $2.5 million from the $25 million fourth tranche under the RIFA, which was to be funded upon the mutual election of both Liquidia and HCRx. Today’s announcement does not impact the $35 million tranche that will be available to Liquidia upon favorable resolution of the ongoing patent litigation with United Therapeutics Corporation.  Total proceeds funded to Liquidia by HCRx are now $42.5 million of the up to $100 million contemplated by the RIFA. As previously announced, HCRx will receive a tiered royalty on net revenue generated by YUTREPIA and other products marketed by Liquidia.  The aggregate payments to HCRx are capped at 175% of the total amounts advanced by HCRx, with the potential for a true-up payment to be made by Liquidia if HCRx’s internal rate of return is less than 18% on the date the cap is reached.

Conference Call

Liquidia will host a webcast call today at 8:30 a.m. Eastern Time. To listen to the webcast, please visit https://liquidia.com/investors/events-and-presentations.

About L606 (liposomal treprostinil) inhalation suspension

L606 is an investigational, liposomal formulation of treprostinil administered twice-daily with a short-duration next-generation nebulizer. The L606 suspension uses Pharmosa’s proprietary liposomal formulation to encapsulate treprostinil which can be released slowly at a controlled rate into the lung, enhancing drug exposure over an extended period of time and reducing local irritation of the upper respiratory tract. L606 is currently being evaluated in an open-label study in the United States for treatment of pulmonary arterial hypertension (PAH) with a planned pivotal study for the treatment of pulmonary hypertension associated with interstitial lung disease (PH-ILD).

About YUTREPIA™(treprostinil) inhalation powder

YUTREPIA is an investigational, inhaled dry powder formulation of treprostinil delivered through a convenient, low-resistance, palm-sized device. On November 5, 2021, the FDA issued a tentative approval for YUTREPIA, which is indicated for the treatment of pulmonary arterial hypertension (PAH) to improve exercise ability in adult patients with New York Heart Association (NYHA) Functional Class II-III symptoms.  The FDA has confirmed that YUTREPIA may add the indication to treat pulmonary hypertension with interstitial lung disease (PH-ILD) without additional clinical studies. YUTREPIA was designed using Liquidia’s PRINT® technology, which enables the development of drug particles that are precise and uniform in size, shape, and composition, and that are engineered for enhanced deposition in the lung following oral inhalation. Liquidia has completed INSPIRE, or Investigation of the Safety and Pharmacology of Dry Powder Inhalation of Treprostinil, an open-label, multi-center phase 3 clinical study of YUTREPIA in patients diagnosed with PAH who are naïve to inhaled treprostinil or who are transitioning from Tyvaso® (nebulized treprostinil). YUTREPIA was previously referred to as LIQ861 in investigational studies.

About pulmonary arterial hypertension (PAH)

Pulmonary arterial hypertension (PAH) is a rare, chronic, progressive disease caused by hardening and narrowing of the pulmonary arteries that can lead to right heart failure and eventually death. Currently, an estimated 45,000 patients are diagnosed and treated in the United States. There is currently no cure for PAH, so the goals of existing treatments are to alleviate symptoms, maintain or improve functional class, delay disease progression, and improve quality of life.

About pulmonary hypertension associated with interstitial lung disease (PH-ILD)

Pulmonary hypertension (PH) associated with interstitial lung disease (ILD) includes a diverse collection of up to 150 different pulmonary diseases, including interstitial pulmonary fibrosis, chronic hypersensitivity pneumonitis, connective tissue disease related ILD, and sarcoidosis among others. Any level of PH in ILD patients is associated with poor 3-year survival between 30 to 35%. A current estimate of PH-ILD prevalence in the United States is greater than 60,000 patients, though population growth in many of these underlying ILD diseases is not yet known due to factors including underdiagnosis and lack of approved treatments until March 2021 with inhaled treprostinil.

About Liquidia Corporation

Liquidia Corporation is a biopharmaceutical company focused on the development and commercialization of products in pulmonary hypertension and other applications of its PRINT® Technology. The company operates through its two wholly owned subsidiaries, Liquidia Technologies, Inc. and Liquidia PAH, LLC. Liquidia Technologies has developed YUTREPIA™ (treprostinil) inhalation powder for the treatment of pulmonary arterial hypertension (PAH). Liquidia PAH provides the commercialization for pharmaceutical products to treat pulmonary disease, such as generic Treprostinil Injection. For more information, please visit www.liquidia.com.

About Pharmosa Biopharm

Pharmosa Biopharm Inc. (PBI) is a Taiwan-based biotechnology company focused on developing new drugs by exploiting its proprietary liposomal formulations and manufacturing technology. With regional and global strategic partnerships, PBI develops products through 505(b)2 or hybrid applications to regulatory authorities with the intent to expand the clinical potential of existing drugs by exploiting innovative delivery formulations and medical devices. For more information, please visit https://www.pharmosa.com.tw

About HealthCare Royalty

HCRx is a leading royalty acquisition company focused on commercial or near-commercial stage biopharmaceutical products. HCRx has $6.3 billion in cumulative capital commitments with offices in Stamford (CT), San Francisco, Boston and London. For more information, visit www.hcrx.com. HEALTHCARE ROYALTY® and HCRx® are registered trademarks of HealthCare Royalty Management, LLC.

Contact Information for Media & Investors
Jason Adair
Senior Vice President, Corporate Development and Strategy
919.328.4400
jason.adair@liquidia.com

Schedule 9.2(q)

Existing Third Party Agreements Requiring Consent

[***]

Exhibit A

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION AGREEMENT1

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment Agreement”) is made as of the _____ day of __________, 202__ (the “Effective Date”), by [between/among] Pharmosa Biopharm Inc., a corporation incorporated under the laws of Taiwan having a place of business at 3F.-3, No. 66, Sanchong Road, Nangang District, Taipei City 11502, Taiwan (“Assignor”), [and] Liquidia Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, USA having a place of business at 419 Davis Drive, Suite 100, Morrisville, NC 27560, USA (“Assignee”)[, and _____________, a _____________ under the laws of ______________ having a place of business at ___________________ (“Counterparty”).  Assignor[,/and] Assignee [and Counterparty] may be referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, [Counterparty/_____________, a _____________ under the laws of ______________ having a place of business at ___________________ (“Counterparty”)] and Assignor entered into that certain _____________ dated as of _____________ ___, 20___ attached hereto as Exhibit 1 (as amended, the “Agreement”);

WHEREAS, Assignor and Assignee have entered into that certain License Agreement dated as of ___________ ___, 2023 (the “License Agreement”), pursuant to which Assignor agreed to assign the Agreement to Assignee upon Assignee’s request;

WHEREAS, pursuant to the License Agreement, Assignee has requested that Assignor assign the Agreement to Assignor; [and]

WHEREAS, Assignor desires to assign, transfer and convey unto Assignee, and Assignee desires to assume, all of Assignor’s right, title and interest in and to the Agreement and its delegation to Assignee of all of Assignor’s obligations, duties and responsibilities under the Agreement; [and

WHEREAS, Counterparty desires to consent to such assignment, transfer, conveyance, assumption and delegation;]

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor[,/and] Assignee [and Counterparty], each intending to be legally bound, hereby agree as follows:

1.Assignment.  Effective as of the Effective Date, Assignor hereby assigns, transfers and conveys

1 This form of Assignment and Assumption Agreement has been drafted to contemplate the situations in which either (a) no consent to the assignment is required by the counterparty to the Existing Third Party Agreement or (b) consent is required from such counterparty.  The form should be customized by removing the inapplicable bracketed language (depending on whether counterparty consent is required) and filling in the blanks, as applicable.

unto Assignee all of Assignor’s right, title and interest in and to the Agreement, and delegates all of Assignor’s obligations, duties and responsibilities arising after the Effective Date under the Agreement.

2.Assumption.  Effective as of the Effective Date, Assignee hereby assumes all of Assignor’s right, title and interest in and to the Agreement, and assumes responsibility for the performance of all of Assignor’s obligations, duties and responsibilities arising after the Effective Date under the Agreement [(paragraphs 1 and 2, collectively, the “Assignment”)].

3.[Consent to Assignment. Licensor hereby consents to the Assignment.]

4.Representations and Warranties.  Each Party represents and warrants that (a) it has the full power and authority to execute, deliver and perform this Assignment Agreement, and each person whose signature appears on this Assignment Agreement on behalf of such Party has been duly authorized and has full power and authority to execute and deliver this Assignment Agreement on behalf of such Party; (b) upon its execution and delivery, this Assignment Agreement will constitute the valid and legally binding obligation of each of the Parties, enforceable against it in accordance with its terms; and (c) the Assignment Agreement attached hereto as Exhibit 1 is a complete and correct copy of the Agreement.

5.Counterparts.  This Assignment Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.  A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Assignment Agreement as of the Effective Date.

ASSIGNOR:

PHARMOSA BIOPHARM INC.

Signature:________________________________

Printed Name:_____________________________

Title: ____________________________________

ASSIGNEE:

LIQUDIA TECHNOLOGIES, INC.

Signature:________________________________

Printed Name:_____________________________

Title: ____________________________________

[COUNTERPARTY:

____________________________

Signature:________________________________

Printed Name:_____________________________

Title: ____________________________________]

Exhibit 1 to Assignment Agreement

See attached.2

2 Agreements set forth on Schedule 1.24 to be assigned (including all amendments) to be attached.